As filed with the Securities and Exchange Commission on June 10, 2022

Registration No. 333-259498

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 5

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Floor 4, Building 1, No. 311, Yanxin Road

Huishan District, Wuxi

Jiangsu Province 214000

(86) 0510-81805788

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

+1 (302) 738-6680

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Will H. Cai, Esq.

Cooley LLP

c/o Suites 3501-3505, 35/F

Two Exchange Square

8 Connaught Place

Central, Hong Kong

+852 3758-1200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 10, 2022

PROSPECTUS

Skillful Craftsman Education Technology Limited

$95,000,000

Ordinary Shares

Preferred Shares

Warrants

Subscription Rights

Units

We may offer the securities described in this prospectus from time to time at prices and on terms to be determined at or prior to the time of the offering, up to $95,000,000. We refer to the ordinary shares, the preferred shares, the warrants, the subscription rights, and the units comprised of, or other combinations of, the foregoing securities as the “securities.”

In addition, the selling shareholders named in this prospectus, or the selling shareholders, may offer and sell from time to time up to 2,900,000 ordinary shares. We will not receive any proceeds from the sale of the securities by the selling shareholders. We are registering these ordinary shares to satisfy certain registration rights that we have granted to the selling shareholders. The selling shareholders may offer and sell their ordinary shares in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. See “Plan of Distribution” for more information on how the selling shareholders may conduct sales of their ordinary shares.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. Each time we or, if required under the Securities Act of 1933, as amended, a selling shareholder, sells securities pursuant to this prospectus, we will provide specific terms in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you invest.

We may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “EDTK.” On June 9, 2022, the last reported sale price of our ordinary shares on The Nasdaq Capital Market was $1.23 per share.

As of June 6, 2022, the aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, was approximately $10.3 million, which was calculated based on 7,050,000 ordinary shares outstanding held by non-affiliates and a per share price of $1.46 as reported on The Nasdaq Capital Market on such date. We have not offered any securities pursuant to General Instruction I.B.5. of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus. Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell securities registered on this registration statement with a value exceeding one-third of our public float in any 12-month period so long as our public float remains below $75 million.

Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. Before deciding whether to invest in our ordinary shares, you should consider carefully the risks and uncertainties incorporated by reference under the heading “Risk Factors” beginning on page 19 of this prospectus and under similar headings in any prospectus supplement or in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Skillful Craftsman Education Technology Limited, or Skillful Craftsman, is not a Chinese operating company but a Cayman Islands holding company with operations primarily conducted by its subsidiaries and variable interest entity, or VIE, and VIE's subsidiary, which involves unique risks to investors. Neither Skillful Craftsman nor its subsidiaries own any equity interest or direct foreign investment in the VIE, Wuxi Kingway Technology Co., Ltd., or Wuxi Wangdao, and the VIE's subsidiary, Shenzhen Qianhai Jisen Information Technology Ltd. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where PRC law prohibits direct foreign investment in the operating companies in China. PRC laws and regulations restrict and impose conditions on foreign investment in internet-based businesses, including online education services. Accordingly, these businesses are operated by the VIE and the VIE's subsidiary in China. Skillful Craftsman does not own these operations but relies on contractual arrangements among its PRC subsidiary, the VIE and the VIE's nominee shareholders, which allow Skillful Craftsman to receive substantially all of the economic benefits and absorb substantially all of the losses of the VIE and the VIE's subsidiary and have an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC law. Because of these contractual arrangements, Skillful Craftsman is considered the primary beneficiary of the VIE for accounting purposes and is able to consolidate the financial results of the VIE and VIE's subsidiary in the consolidated financial statements in accordance with U.S. GAAP. Investors in our ordinary shares are purchasing equity interest in Skillful Craftsman, a Cayman Islands holding company, and may never hold equity interests in the Chinese operating companies. As used in this prospectus, “Skillful Craftsman” refers to Skillful Craftsman Education Technology Limited, and “we,” “us,” “our company,” or “our” refers to Skillful Craftsman Education Technology Limited and its wholly-owned subsidiaries, our Hong Kong subsidiary, Easy Skills Technology Limited and the WFOE, Skillful Craftsman Network Technology (Wuxi) Limited, or Craftsman Wuxi, and when describing our consolidated financial information and corporate structure, also includes the VIE and VIE’s subsidiary.

Our corporate structure is subject to risks associated with our contractual arrangements with the VIE. These contractual arrangements have not been tested in a court of law in the PRC. If the PRC government finds that these contractual arrangement do not comply with PRC laws and regulations, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we and the VIE could be subject to severe penalties or be forced to relinquish our interests in the operations of the VIE and its subsidiary. This would result in the VIE and its subsidiary being deconsolidated. The majority of our assets, including the necessary licenses to conduct business in China, are held by the VIE. A significant part of our revenues are generated by the VIE. An event that results in the deconsolidation of the VIEs would have a material effect on our operations and result in the value of the securities diminish substantially or even become worthless. Our holding company, our PRC subsidiary, the VIE, the VIE’s subsidiary, and investors of Skillful Craftsman face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIE and, consequently, significantly affect the financial performance of the VIE and our company as a whole. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference, and “Risk Factors—Risks Related to Our Corporate Structure” in this prospectus.

Under our current corporate structure, Skillful Craftsman relies on dividend payments from Craftsman Wuxi, its PRC subsidiary, to fund any cash and financing requirements it may have outside the PRC. To date, the VIE's operations have been financed primarily through net cash flow from operations and the net proceeds of the initial public offering of Skillful Craftsman. We have adopted stringent cash management policies dictating how funds are transferred throughout our organization. As required by our cash management policies, a substantial amount of cash generated from the VIE's operations should be deposited with reputable banks. Each cash transfer within our organization is in the forms of capital contributions, dividends or distributions, subject to approvals by the board of directors of Skillful Craftsman, or is based on a contract or agreement. Any intra-organization investment agreement and any contract with a contract value of over RMB5 million must be approved by the board of directors of Skillful Craftsman, and cash transfers under such agreements and contracts must follow the established procedures adopted to ensure effective internal control over cash. For more details, see “Prospectus Summary—Holding Company Structure and Contractual Arrangements with the VIE— Transfer of Cash to and from the VIE” in this prospectus. Cash is transferred through our organization in the manner as follows: (i) Skillful Craftsman may transfer funds to Craftsman Wuxi through its Hong Kong subsidiary, Easy Skills Technology Limited, by additional capital contributions or shareholder loans, as the case may be; (ii) Craftsman Wuxi may provide loans to the VIE, subject to statutory limits and restrictions; (iii) funds from the VIE to Craftsman Wuxi are remitted as services fees; (iv) Craftsman Wuxi may make dividends or other distributions to Skillful Craftsman through Easy Skills Technology Limited; and (v) the VIE may pay expenses incurred in the initial public offering of Skillful Craftsman on behalf of Skillful Craftsman, and Skillful Craftsman may transfer funds to the VIE for the payments made on behalf of Skillful Craftsman. To ensure the liquidity, there is no limit on the amount of cash that can be transferred through our organization. The cash flows that have occurred between our PRC subsidiary and the VIE, and between our Cayman Islands holding company and the VIE, include the following: (1) our PRC subsidiary received cash from the VIE amounted to US$430.69, US$6,106.56 and US$2,806.39 for the fiscal year ended March 31, 2020 and 2021 and the six months ended September 30, 2021, respectively; (2) our Cayman Islands holding company received cash from the VIE amounted to US$818,761.09 for the fiscal year ended March 31, 2021; (3) the VIE received cash from our Cayman Islands holding company amounted to US$682,690.41 and (4) the VIE had received cash from our PRC subsidiary amounted to RMB1.7 million since September 30, 2021. The foregoing cash flows include all distributions and transfers between our Cayman Islands holding company, our PRC subsidiary and the VIE as of the date of this prospectus. As of the date of this prospectus, none of our subsidiaries have ever issued any dividends or made other distributions to us or their respective holding companies nor have we or any of our subsidiaries ever paid dividends or made other distributions to U.S. investors. We currently intend to retain all future earnings to finance the VIE's operations and to expand its business. As a result, we do not expect to pay any cash dividends in the foreseeable future. For more detailed discussion of how cash is transferred between our PRC subsidiary and the VIE, and between our Cayman Islands holding company and the VIE, see “Prospectus Summary—Holding Company Structure and Contractual Arrangements with the VIE” in this prospectus. Any limitation on the ability of our subsidiaries to distribute dividends to us or on the ability of the VIE to make payments to us may restrict our ability to satisfy our liquidity requirements. To the extent cash or assets in the business is in the PRC or Hong Kong or in a PRC or Hong Kong entity, and may need to be used to fund operations outside of the PRC or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our, our subsidiaries’ or the VIE’s ability to transfer cash and assets. For more detailed discussion of the restrictions and limitations on the ability to transfer cash or distribute earnings between our PRC subsidiary and the VIE, and between our Cayman Islands holding company and the VIE, see “Prospectus Summary—Dividends” and “Risk Factors—Risks Related to Our Corporate Structure—We may rely on dividends and other distributions on equity paid by our subsidiaries in the PRC and Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct the business” in this prospectus. See "Prospectus Summary—Financial Information Related to VIE and Parent" for the reconciliation between the deconsolidated financial information of our Cayman Islands holding company, our subsidiaries and the VIE and our condensed consolidated financial statements.

We and the VIE face various legal and operational risks and uncertainties related to doing business in China. A significant part of our business operations in China are conducted through the VIE and its subsidiary, and we and the VIE are subject to complex and evolving PRC laws and regulations. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We and the VIE face risks relating to regulatory approvals on overseas listings, anti-monopoly regulatory actions and oversight on cybersecurity and data privacy, among others. Recent statements made and regulatory actions undertaken by China’s government, including the proposed enactment of Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (draft for public consultation) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (draft for public consultation), the recent enactment of China’s new Data Security Law, and recent promulgation of Cybersecurity Review Measures, as well as our obligations to comply with Personal Information Protection Law and any other future laws and regulations may require us to incur significant expenses and could materially affect our ability to conduct the business, accept foreign investments or list on a U.S. or foreign exchange. These risks could result in a material adverse change in our operations and the value of the securities we are registering for sale, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. For a detailed description of risks related to doing business in China, see “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference, and “Risk Factors—Risks Related to Doing Business in China” in this prospectus.

Furthermore, our securities will be prohibited from trading if our auditor cannot be fully inspected by the Public Company Accounting Oversight Board, or the PCAOB, for three consecutive years, pursuant to the Holding Foreign Companies Accountable Act, which was enacted on December 18, 2020. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would reduce the time period from three to two consecutive years. On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021 to implement the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. On December 16, 2021, the PCAOB issued a report relaying to the SEC its determinations that the board is unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong due to positions taken by Chinese authorities. Our independent registered public accounting firm, TPS Thayer, LLC, is based in the United States and it is not subject to such determinations announced by the PCAOB on December 16, 2021. However, if it is determined in the future that the PCAOB is unable to inspect or investigate our auditor completely, or if our future audit reports are prepared by auditors that are not completely inspected by the PCAOB, our ordinary shares may be delisted or trading in our ordinary shares may be prohibited under the Holding Foreign Companies Accountable Act. For more information on these risks and other risks, please refer to risks disclosed under “Item 3.D. Key Information—Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference, and “Risk Factors” in this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. We or the selling shareholders may sell any of our securities to the extent permitted in this prospectus and the applicable prospectus supplement, from time to time in one or more offerings on a continuous or delayed basis.

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus (as supplemented or amended). We or the selling shareholders are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any ordinary shares other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus (as supplemented or amended) is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus (as supplemented or amended) is delivered, or securities are sold, on a later date.

This prospectus and the information incorporated herein by reference contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

All references to “we,” “us,” “our,” or similar terms used in this prospectus refer to Skillful Craftsman Education Technology Limited, a Cayman Islands exempted company, including its wholly owned subsidiaries, Easy Skills Technology Limited and Skillful Craftsman Network Technology (Wuxi) Limited, and in the context of describing our consolidated financial information and corporate structure, also include the VIE and VIE’s subsidiary. "Skillful Craftsman" refers to Skillful Craftsman Education Technology Limited. “Craftsman Wuxi” or “WFOE” refers to Skillful Craftsman Network Technology (Wuxi) Limited, the wholly owned subsidiary of Skillful Craftsman in China. "VIE" or "Wuxi Wangdao" refers to Wuxi Kingway Technology Co., Ltd., the variable interest entity in China. "VIE's subsidiary" refers to Shenzhen Qianhai Jisen Information Technology Ltd., a wholly owned subsidiary of Wuxi Wangdao.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau, “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. dollars” refers to the legal currency of the United States.

Unless otherwise noted, all translations from Renminbi to U.S. dollars in this prospectus were made at the exchange rate of RMB 6.5518 to US$1.00, the exchange rate in effect as of March 31, 2021 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. On June 3, 2022, the noon buying rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System was RMB6.6595 to US$1.00.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus (as supplemented or amended), including our consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference in this prospectus from our other filings with the SEC, before making an investment decision. Investors should note that Skillful Craftsman Education Technology Limited, our ultimate Cayman Islands holding company, is not an operating company, and we conduct our operations in the PRC described in this prospectus primarily through Wuxi Kingway Technology Co., Ltd., the VIE, and its subsidiary, Shenzhen Qianhai Jisen Information Technology Ltd.

Company Overview

Wuxi Wangdao, the VIE, is a provider of online education and technology services in China. While its education services cover a wide range of subjects, including vocational education, continuing education, basic education and higher education, the VIE has been focusing on vocational education since its inception in 2013. The VIE currently provides approximately 642 vocational training courses that cover a wide range of subjects such as mechanics, electronics, auto repair and construction. The VIE also provides technology services including software development as well as comprehensive cloud services for private companies, academic institutions and government agencies in the PRC. Revenue from the VIE's online education services accounted for 99.3%, 99.3% and 98.6%, respectively, of our revenue for the fiscal years ended March 31, 2021, March 31, 2020 and March 31, 2019, and revenue from technology services accounts for the balance.

The VIE’s online education services primarily comprise of two aspects: online vocational training and virtual simulation experimental training. Students who sign up for the online vocational training can log into the VIE’s platform and access pre-recorded courses in the areas of their professional development. Through the platform, virtual simulation technology training offers college students the opportunity to conduct experiments in a virtual environment as part of their curricula. In response to the recently announced “1+X” policy of the PRC Ministry of Education that requires students of certain selected universities and colleges to obtain vocational training certification in six areas, the VIE plans to expand its services to address subjects required by such policy in the near future.

The VIE currently operates three education platforms, including the Lifelong Education Public Service Platform that is freely accessible to students, teachers and members of its strategic partners, and the Vocational Training Platform and Virtual Simulation Experimental Training Platform to the VIE's fee-paying members. There are currently over 200 courses available on the Lifelong Education Public Service Platform covering a wide range of subjects. The VIE also offers 642 vocational training courses on the Vocational Training Platform and 12 experimental programs on the Virtual Simulation Experimental Training Platform. We believe that the VIE's courses provide college and vocational school students with practical education to prepare them for jobs in industries with strong hiring demand and also help workers in rural and urban areas and reemployment groups with operational skill development. Compared to traditional classroom-based teaching, which requires hiring and training of instructors in local sites, the VIE is able to expand the geographic footprint to its users nationwide in China without impacting the quality of the course offerings and provide students and other groups across China with equal access to course materials given by experienced instructors. Further, we believe the VIE's acquisition of Jisen Information’s cloud education technology architecture system can greatly complement the VIE’s existing technology platform. We expect this acquisition to strengthen the VIE's connections with Chinese listed companies, especially education companies, and enable the VIE to jointly explore new opportunities in the field of vocational education with Chinese listed education companies.

The bulk of our revenue is generated from fees paid by registered members of the VIE's education platforms. We also generate revenue from the VIE's technology services to private companies and government agencies. The number of registered members of the VIE's platforms has increased from 0.7 million as of December 31, 2014 to 50.8 million as of March 31, 2019, 68.5 million as of March 31, 2020 and 83.4 million as of March 31, 2021. The number of fee-paying members, including registered members of the VIE's vocational training platform and its virtual simulation experimental programs, increased from 49,936 as of December 31, 2014 to 2.3 million as of March 31, 2019, 3.1 million as of March 31, 2020, but decreased to 1.6 million as of March 31, 2021. Our revenue reached $24.7 million in fiscal year 2019, $28.6 million in fiscal year 2020 and $29.2 million in fiscal year 2021.

Recent Regulatory Developments

On July 10, 2021, the Cyberspace Administration of China published the Measures for Cybersecurity Review (Revised Draft for Comments), which will replace the current Measures for Cybersecurity Review after it is adopted and becomes effective. The draft measures, among other things, stipulate that if an operator has personal information of over one million users and intends to be listed in a foreign country, it must be subject to the cybersecurity review. As advised by our PRC legal counsel, the draft measures were released for public comment only, and its provisions and anticipated adoption or effective date may be subject to change and thus its interpretation and implementation remain substantially uncertain. The draft measures remain unclear on whether the relevant requirements will be applicable to further equity or debt offerings by companies that have completed the initial public offering in the United States. We cannot predict the impact of the draft measures, if any, at this stage, and we will closely monitor and assess the statutory developments in this regard. See “Risk Factors—Risks Related to Our Business and Industry—Our business is subject to various evolving PRC laws and regulations regarding data privacy, cybersecurity and personal information protection. Failure of observing data privacy, cybersecurity and personal information protection concerns could subject us and the VIE to penalties, damage our or its reputation and brand, and harm the business and results of operations.”

On July 6, 2021, the relevant PRC governmental authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. See the paragraph headed "Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us' disclosed under “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference. As of the date of this prospectus, neither we nor the VIE has received any inquiry, notice, warning, or sanctions regarding offshore offering from the China Securities Regulatory Commission (the “CSRC”), or any other PRC governmental authorities.

We and the VIE are required to obtain and maintain various licenses and permits and fulfill registration and filing requirements in order to conduct and operate the business currently carried out. Currently, the VIE, Wuxi Wangdao, holds (i) an ICP license for the websites, which is valid through December 29, 2018 to December 29, 2023 and is subject to annual review; (ii) a Publication Business Operation License for online distribution of course books or other course materials, including electronic version, to members of the platforms, which is valid through April 8, 2020 to March 31, 2024; and (iii) a Broadcasting and Television Programme Production and Operation License, for producing and distributing broadcasting and television programs (excluding topics and columns concerning current political affairs and news), which is valid through April 1, 2021 to April 1,2023. Wuxi Wangdao, however, may be required to obtain additional licenses or expand the authorized business scope covered under the licenses it currently holds. For example, the contents Wuxi Wangdao uses on its websites, primarily including the course materials, may be deemed “Internet cultural products,” and its use of those contents may be regarded as “Internet cultural activities,” thus Wuxi Wangdao may be required to obtain an Internet Culture Business Operating License for provision of those contents through its online platforms as currently there is no further official or publicly-available interpretation of those definitions. Also, providing content through Wuxi Wangdao’s online platform may be regarded as “online publishing” and may thus subject it to the requirement of obtaining an Online Publishing License. In addition, Wuxi Wangdao may be required to obtain an Internet Audio-Visual Programmes Service License for online distribution of audio or visual programs or contents. If Wuxi Wangdao fails to obtain or maintain any of the required licenses or approvals, its continued business operations in the Internet industry may subject it to various penalties, such as confiscation of illegal revenues, fines and the discontinuation or restriction of its operations. See “Risk Factors—Risks Related to Doing Business in China—We are required to obtain various operating licenses and permits and to make registrations and filings for the VIE’s business operations in China and any failure to comply with these requirements may materially adversely affect the business and results of operations.”

On July 24, 2021, the General Office of the Chinese Communist Party and General Office of the State Council issued the Opinions on Further Alleviating the Burden of Homework and After School Tutoring for Students in Compulsory Education, or the Opinions. The Opinions contain policy guidance on requirements and restrictions relating to online and offline after-school tutoring or training services which apply to institutions operating in the area of discipline-based off-campus tutoring and training for students in compulsory education, namely education for students aged from 6 to 15 years. Pursuant to the Opinions, (i) institutions providing after-school tutoring services on academic subjects in the compulsory education system in China, or Academic AST Institutions, need to be registered as non-profit, no approval will be granted to new Academic AST Institutions, and an approval mechanism will be adopted for online Academic AST Institutions; (ii) foreign ownership in Academic AST Institutions is prohibited, including through contractual arrangements, and companies with existing foreign ownership need to rectify the situation; (iii) listed companies are prohibited from raising capital to invest in Academic AST Institutions; (iv) Academic AST Institutions are prohibited from providing tutoring services on academic subjects in compulsory education during public holidays, weekends and school breaks; and (v) Academic AST Institutions must follow the fee standards to be established by relevant authorities.

We believe that the Opinions will not have an adverse impact on our or the VIE’s operations or financials because the activities regulated by the Opinions are different from our and the VIE’s business activities. The VIE has been focusing on the vocational education services since its inception in 2013, providing interactive online vocational learning services mainly for vocational education, continuing education, and higher education typically for students aged 16 years or older. Therefore, the requirements and restrictions in the Opinions do not apply to our or the VIE’s business in China.

In contrast, the vocational education services provided by the VIE are encouraged by the government policies. As the core service provided by the VIE, the vocational education service is encouraged by the “College Diploma + Vocational Skills Certification” or “1+X” policy of the Ministry of Education of People’s Republic of China, which requires students at certain selected universities and colleges to obtain vocational training certification in six areas. In addition, the education services provided by the VIE are in line with the Vocational Education Law of the People’s Republic of China (Revised Draft) passed in March 2021, which proposes the integration of industry and education, the school-enterprise cooperation, the support of the establishment of vocational schools, and the promotion of interoperability of school education and vocational training. On October 12, 2021, the Chinese government issued policies to encourage vocational education and skills training. According to the new policies, the Chinese government has reiterated its commitment to cultivating skilled talents, echoing the nation’s previous supports for vocational education, particularly academic vocational education. The policies also encourage rural-oriented vocational education to deliver skills training to more peasants and laid-off workers. These rules and policies on vocational education can bring multiple benefits to us and the VIE, and the policy-backed vocational education and skill training services provided by the VIE are compliant with the laws and regulations.

Neither we nor the VIE have been involved in discipline tutoring or training for students in compulsory education, and we have no plans to expand our or the VIE’s business into such areas. As vocational education and compulsory education are two distinct areas, we do not expect the Opinions to be expanded in the future to cover any of our or the VIE’s business or operations. However, as the Opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of the Opinions remains substantially uncertain at this stage. Moreover, the laws, rules and regulations in China may change quickly with little advance notice, which could result in a material adverse change in business operations and the value of the securities we are registering for sale. See the paragraph headed “New legislation or changes in the PRC laws or policies regarding self-taught education may affect the business operations and prospects.” disclosed under “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

On October 23, 2021, the 31st Meeting of the 13th Standing Committee of the National People's Congress reviewed the Draft Amendment of the Anti-Monopoly Law of the PRC (the “Draft Amendment of Anti-Monopoly Law”) and solicited opinions from the public. In response to the abuse of market dominance in the field of Internet platform economy, the Draft Amendment of Anti-Monopoly Law clearly stipulated that operators must not abuse data and algorithms, technology, capital advantages, and platform rules to exclude or restrict competition. Utilizing data, algorithms, technology, and platform rules to set up obstacles to impose unreasonable restrictions on other operators by an operator with a dominant market position, shall be defined as an act of abusing the dominant market position. As for the rapid development of the Internet platform economy in PRC, relevant administrative and judicial agencies and departments published various opinions and guidelines to regulate certain activities involved. See “Risk Factors—Risks Related to Doing Business in China—China’s M&A rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.”

On November 14, 2021, the CAC published the draft Regulations for the Administration of Cyber Data Security, or the Draft Data Security Regulations, for public comments until December 13, 2021. The Draft Data Security Regulations require that a data processor who processes personal information of more than 1 million individuals shall (i) go through the cyber security review if it intends to be listed in a foreign country; (ii) report to the local CAC within 15 working days once identifying any important data. Where data processors conduct merger, reorganization separation, or otherwise, the data recipient shall continue to perform its data security protection obligations, and the data processor shall report to the local competent department if personal information of more than one million people is involved. The Draft Data Security Regulations also require data processors processing important data or being listed outside China shall carry out data security assessment annually by itself or through a third-party data security service provider and submit assessment report to local agency of the CAC. As no detailed rules or implementation of the Draft Data Security Regulations have been issued, the CAC and the PRC governmental authorities may have wide discretion in the interpretation and enforcement of these regulations. It also remains uncertain whether the future regulatory changes would impose additional restrictions on companies like us. We cannot predict the impact of the Draft Data Security Regulations, if any, at this stage, and we will closely monitor and assess any development in the rulemaking process. If the enacted version of the Draft Data Security Regulations requires any clearance of cybersecurity review and other specific actions to be completed by companies like us, we and the VIE face uncertainties as to whether such clearance can be timely obtained, or at all. If we or the VIE are not able to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, we or the VIE may be subject to government enforcement actions and investigations, fines, penalties, or suspension of the non-compliant operations, among other sanctions, which could materially and adversely affect our and the VIE's business and results of operations.

On December 5, 2021, the Reply of the Spokesman of CSRC concerning the Reporters’ questions (the “December 5th Reply”), published on the official website of CSRC on December 5, 2021, stated that CSRC and relevant regulatory authorities have always maintained an open attitude towards companies choosing overseas listing, and fully respected companies' independent choice of listing locations in accordance with relevant laws and regulations. The December 5th Reply also clarified that recent media reports which asserted that PRC regulatory authorities would prohibit agreement-controlled (VIE) enterprises from listing overseas and promote the delisting of Chinese companies listed in the United States is a complete misunderstanding. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC subsidiary that conduct all or substantially all of our operations.”

On December 24, 2021, the Chinese Securities Regulatory Commission, or the CSRC, published the draft of the Provisions of the State Council on the Administration of Overseas Securities Offering (the “Administrative Provisions”) and Listing by Domestic Companies and the draft of the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (the “Measures”) for public consultation. Pursuant to such draft rules, domestic companies directly or indirectly offer securities or list on overseas markets, including (i) Chinese companies limited by shares and (ii) overseas enterprises with business mainly conducted in China and intends to use its domestic equity, assets or similar interests to offer securities or list on overseas markets, shall submit filing materials to CSRC within three working days after the submission of the application documents for an initial public offering overseas. For issuance of listed securities overseas after listings on the overseas market, filing materials should be submitted to CSRC within three working days after the completion of the issuance. Failure to complete the filing required by the regulatory requirements may expose the domestic company to a warning or a fine of RMB1 million to RMB10 million. For serious cases, the domestic company may be ordered to suspend the relevant business, cease operation or revoke relevant business or qualification licenses. However, uncertainty remains as to the final form of these regulations and their interpretation and implementation upon promulgation. However, it is uncertain when the Administrative Provisions and the Measures will take effect or if they will take effect as proposed.

On December 28, 2021, the CAC and 12 other PRC regulatory authorities jointly revised and issued the Cyber Security Review Measures (“the Review Measures”), which became effective on February 15, 2022. The Review Measures provides, among others, (i) the purchase of cyber products and services by critical information infrastructure operators (the “CIIOs”) and the network platform operators (the “Network Platform Operators”) which engage in data processing activities that affects or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review under the CAC; and (ii) the Network Platform Operators with personal information data of more than one million users that seek for listing in a foreign country are obliged to apply for a cybersecurity review by the Cybersecurity Review Office. As advised by our PRC legal counsel, we believe that we and our PRC subsidiary are not required to apply for a cyber security review with CAC, since we listed our Ordinary Shares on the Nasdaq before the effective date of the Review Measures and the requirement of Article 7 of the Review Measures that “Network Platform Operators with personal information of more than one million users that seek for listing in a foreign country are obliged to apply for a cybersecurity review by the Cybersecurity Review Office” should not be applicable to us or our PRC subsidiary. However, the Review Measures do not provide any explanation or interpretation of “overseas listing” or “affect or may affect national security”, and Chinese government may have broad discretion in interpreting and enforcing these laws and regulations. We cannot predict the impact of the review measures, if any, at this stage, and we will closely monitor and assess the statutory developments in this regard.

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. As of the date of this prospectus, based on the opinion of our PRC legal counsel, we believe that our PRC subsidiary and the VIE are not subject to permission requirements or approval from the CSRC, the CAC, nor any other entity to approve these contractual arrangements. As of the date of this prospectus, we or the VIE have not received any inquiry, notice, warning, or sanctions regarding our corporate structure and contractual arrangements from the CSRC, CAC or any other PRC government authorities. However, PRC laws and regulations governing the approval of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. Accordingly, the PRC regulatory authorities may take a view that is contrary to the view of our PRC counsel. There can be no assurance that the PRC government authorities such as the Ministry of Commerce, or the MOFCOM, the MIIT, or other authorities that regulate our business and other participants in the telecommunications industry, would agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. As of the date of this prospectus, based on the opinion of our PRC legal counsel, our PRC subsidiary and the VIE have received all requisite permissions or approvals to operate in PRC, and no permissions or approvals have been denied till now. Our PRC subsidiary and the VIE are not subject to additional permission requirements or approval from the CSRC, the CAC, nor any other Chinese regulatory authority to approve their operations under such corporate structure and contractual arrangements. However, PRC laws and regulations governing the approval of these contractual arrangements and the VIE’s operations are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. If we or the VIE do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or if these applicable laws, regulations or interpretation change or are interpreted differently and we or the VIE are required by the CSRC, the CAC, or any other PRC regulatory authorities to obtain approval in the future, our shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our the VIE that conduct all or substantially all of our operations. In any such event, these regulatory authorities may impose fines and penalties on the operations in China, limit the operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on the business, financial condition, the value of securities, as well as our ability to offer or continue to offer securities to investors or cause such securities to significantly decline in value or become worthless. See “Risk Factors—Risks Related to Doing Business in China—The approval of the CSRC or other PRC government authorities may be required in connection with our offshore offerings under the PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval.”

On December 18, 2020, the Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted. In essence, the HFCA Act requires the SEC to prohibit securities of any foreign companies from being listed on U.S. securities exchanges or traded “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would reduce the time period from three to two consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act. On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021 to implement the submission and disclosure requirements in the HFCA Act. Since all of the business operations are conducted in China, there is a risk that our auditor cannot be inspected by the PCAOB completely because of a position taken by the Chinese authorities. On December 16, 2021, the PCAOB issued a report relaying to the SEC its determinations that the board is unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong due to positions taken by Chinese authorities. Our independent registered public accounting firm, TPS Thayer, LLC, is based in the United States and it is not subject to such determinations announced by the PCAOB on December 16, 2021. However, if it is determined in the future that the PCAOB is unable to inspect or investigate our auditor completely, or if our future audit reports are prepared by auditors that are not completely inspected by the PCAOB, our ordinary shares may be delisted or trading in our ordinary shares may be prohibited under the HFCA Act. See “Risk Factors—Risks Related to Our Business and Industry—We could be delisted if it is determined that the Public Company Accounting Oversight Board is unable to inspect or investigate our auditor completely.”

Holding Company Structure and Contractual Arrangement with the VIE

Skillful Craftsman Education Technology Limited is a Cayman Islands holding company with no material operations of its own. We conduct our operations in China primarily through our PRC subsidiary, the VIE and the VIE’s subsidiary. PRC laws and regulations restrict and impose conditions on foreign investment in internet-based businesses, including online education services. Accordingly, we operate these businesses in China through the VIE, Wuxi Kingway Technology Co., Ltd., or Wuxi Wangdao, and the VIE’s subsidiary, Shenzhen Qianhai Jisen Information Technology Ltd. Investors in our ordinary shares thus are not purchasing equity interest in our operating entities in China but instead are purchasing equity interest in Skillful Craftsman, a Cayman Islands holding company.

The following chart reflects our organizational structure as of the date of this prospectus.

XIAOFENG GAO
LUGANG HUA
JUN LIU
OTHER NON-AFFILIATE SHAREHOLDERS
IPO INVESTORS
SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED (Cayman Islands)
100%
EASY SKILLS TECHNOLOGY LIMITED (Hong Kong)
Outside China
Inside China
100%
SKILLFUL CRAFTSMAN NETWORK TECHNOLOGY (WUXI) LIMITED
60%
Wuxi Talent Home Technology Co., Ltd.
WUXI KINGWAY TECHNOLOGY CO., LTD.
60%
XIAOFENG GAO
LUGANG HUA
40%
100%
SHENZHEN QIANHAI JISEN INFORMATION TECHNOLOGY LTD.
Equity Interest
Contractual Arrangement

*Xiaofeng Gao and Lugang Hua are shareholders of Wuxi Kingway Technology Co., Ltd. Mr.Gao and Mr. Hua have entered into a series of variable interest entity agreements with Easy Skills Technology Limited, as a result of which Easy Skills Technology Limited has gained the power, rights and obligations equivalent to those of equity owners.

Contractual Arrangements with the VIE

Due to PRC legal restrictions on foreign ownership in internet-based businesses, including online education services, neither we nor our subsidiaries own any equity interest or direct foreign investment in the VIE, or control through equity ownership or investment of the VIE. Xiaofeng Gao, our Chairman of the Board of Directors and Co-Chief Executive Officer, and Lugang Hua, our Chief Technology Officer, act as nominee shareholders of the VIE. We rely on contractual arrangements among our PRC subsidiary, the VIE and the VIE's nominee shareholders, which allow us to receive substantially all of the economic benefits and absorb substantially all of the losses of the VIE and the VIE's subsidiary and have an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC law. Because of these contractual arrangements, Skillful Craftsman is considered the primary beneficiary of the VIE for accounting purposes and is able to consolidate the financial results of the VIE and VIE's subsidiary in the consolidated financial statements in accordance with U.S. GAAP. We refer to these contractual arrangements as the VIE Agreements. Our PRC subsidiary, the VIE and the VIE’s shareholders entered into the VIE Agreements on July 17, 2019. These contractual arrangements have not been tested in a court of law in the PRC. Other than the foregoing, Skillful Craftsman does not have business operations as the holding company.

The VIE Agreements include exclusive business cooperation agreement, exclusive purchasing right agreement, equity interest pledge agreement, authorization agreement, and letters of consent. We refer to our PRC subsidiary, Skillful Craftsman Network Technology (Wuxi) Limited, as Craftsman Wuxi, and the VIE, Wuxi Kingway Technology Co., Ltd., as Wuxi Wangdao. The following is a brief description of the VIE Agreements:

•	Exclusive Business Cooperation Agreement. Pursuant to the exclusive business cooperation agreement, Craftsman Wuxi shall have the exclusive right to provide, or designate any third party to provide, to Wuxi Wangdao any service that is determined by Craftsman Wuxi from time to time for the service fee in an amount not lower than 90% of the income of Wuxi Wangdao while the remaining part (which will not exceed 10% of the income of Wuxi Wangdao) shall be reserved by Wuxi Wangdao as management cost expenditures.

•	Exclusive Purchasing Right Agreement. Pursuant to the exclusive purchasing right agreement, nominal shareholders of Wuxi Wangdao irrevocably grant Craftsman Wuxi or its designated third party an exclusive right to purchase, at the sole discretion of Craftsman Wuxi, from Xiaofeng Gao and/or LuGang Hua all or part of the equity interest of Wuxi Wangdao held by them at the lowest price permitted by the applicable PRC laws.

•	Equity Interest Pledge Agreement. The shareholders of Wuxi Wangdao has pledged the shares of Wuxi Wangdao held by them to Craftsman Wuxi under the equity interest pledge agreement as a guarantee for the timely and complete payment of any amount payable to Craftsman Wuxi under the exclusive Business Cooperation Agreement). The shareholders of Wuxi Wangdao have further agreed that they will not transfer the equity, set or allow the existence of any security interest or encumbrance that may affect Craftsman Wuxi’s rights and benefits regarding the equity interest they hold without the prior written consent of Craftsman Wuxi.

•	Authorization Agreement. Shareholders of Wuxi Wangdao, through the authorization agreement, has irrevocably authorized Craftsman Wuxi to act on their behalf on all the matters concerning the equity of Wuxi Wangdao.

•	Letters of Consent. Spouse of each shareholder of Wuxi Wangdao has signed a consent letter to irrevocably agree to the control agreements signed by the shareholder of Wuxi Wangdao, and the disposal of the equity interest held by such shareholder in Wuxi Wangdao in accordance with the control agreements.

For a summary of the material provisions of the VIE Agreements, please refer to “Item 4. Information on the Company—C. Organizational Structure” in the Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference in this prospectus.

The contractual arrangements may not be as effective as direct ownership in providing us with control over the VIE, and we may incur substantial costs to enforce the terms of the arrangements. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability, as a Cayman Islands holding company, to enforce these contractual arrangements and doing so may be quite costly. There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of our Cayman Islands holding company with respect to its contractual arrangements with the VIE and its shareholders. It is uncertain whether any new PRC laws, rules or regulations relating to VIE structures will be adopted or if adopted, what effect they may have on our corporate structure. If, as a result of such contractual arrangements, we or Wuxi Wangdao is found to be in violation of any existing or future PRC laws or regulations, or such contractual arrangement is determined as illegal and invalid by the PRC court, arbitral tribunal or regulatory authorities, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. As of the date of this prospectus, the VIE Agreements has not been tested or challenged in a court of law. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference, and “Risk Factors—Risks Related to Our Corporate Structure” in this prospectus.

Transfer of Cash to and from the VIE

Skillful Craftsman Education Technology Limited is a holding company with no material operations of its own. We currently conduct our operations through Wuxi Wangdao, the VIE, and its subsidiary. To date, we have financed the VIE's operations primarily through net cash flow from operations and our net proceeds of our initial public offering. Most of our cash balances are located in the PRC and the rest are located in the U.S. under Skillful Craftsman, our Cayman Islands holding company. Our access to cash balances or future earnings of the VIE is only through our contractual arrangements with the VIE and its shareholders. Cash is transferred through our organization in the manner as follows: (i) we may transfer funds to Craftsman Wuxi through our Hong Kong subsidiary, by additional capital contributions or shareholder loans, as the case may be; (ii) WFOE may provide loans to the VIE, subject to statutory limits and restrictions; (iii) funds from the VIE to Craftsman Wuxi are remitted as services fees; (iv) Craftsman Wuxi may make dividends or other distributions to us through our Hong Kong subsidiary; and (v) the VIE may pay expenses incurred in our initial public offering on our behalf and we may transfer funds to the VIE for the payment of expenses incurred in our initial public offering made on our behalf. As of the date of this prospectus, there was no service fee owed by the VIE to Craftsman Wuxi under the exclusive business cooperation agreement as part of the VIE Agreements.

The cash flows that have occurred between our PRC subsidiary and the VIE, and between our Cayman Islands holding company and the VIE, are summarized as follows:

	For the fiscal years ended March 31,			For the six months ended September 30,
	2019	2020	2021	2021
Cash paid by VIE to PRC subsidiary	$-	430.69	6,106.56	2,806.39
Cash paid by VIE to Cayman Islands holding company	$-	-	818,761.09	-
Cash paid by Cayman Islands holding company to VIE	$-	-	-	682,690.41

Since September 30, 2021, our PRC subsidiary had transferred RMB 1.7 million to the VIE as repayment of the VIE’s loan to our Cayman Islands holding company in relation to expenses incurred in our initial public offering in 2020.

The above cash flows include all distributions and transfers between our Cayman Islands holding company, our PRC subsidiary and the VIE as of the date of this prospectus.

We have adopted stringent cash management policies dictating how funds are transferred throughout our organization. As required by our cash management policies, a substantial amount of cash generated from the VIE's operations must be deposited with designated reputable banks. Each cash transfer within our organization is in the forms of capital contributions, dividends or distributions, subject to approvals by the board of directors of Skillful Craftsman, or is based on a contract or agreement. Any intra-organization investment agreement and any contract with a contract value of over RMB5 million must be approved by the board of directors of Skillful Craftsman, and cash transfers under such agreements and contracts must follow the established procedures adopted to ensure effective internal control over cash. To meet the liquidity needs of our Cayman Island holding company, our subsidiaries and the VIE in their daily operations, there is no limit on the amount of cash that can be transferred through our organization. The cash should be primarily used to finance the daily operation of the VIE and to support future business expansion. Any changes in our current cash management policies are subject to the approval of our board of directors.

Dividends

We have never declared or paid any dividend on our ordinary shares and we do not anticipate paying any dividends on our ordinary shares in the future. We currently intend to retain all future earnings to finance the VIE's operations and to expand its business.

For purposes of illustration, the following discussion reflects the hypothetical taxes that might be required to be paid in Mainland China and Hong Kong, assuming that: (i) we have taxable earnings, and (ii) we determine to pay a dividend in the future:

Hypothetical pre-tax earnings(1)	100.00
Tax on earnings at statutory rate of 25% at Craftsman Wuxi level	(25.00)
Amount to be distributed as dividend from Craftsman Wuxi to Hong Kong subsidiary(2)	75.00
Withholding tax at tax treaty rate of 5%	(3.75)
Amount to be distributed as dividend at Hong Kong subsidiary level and net distribution to Skillful Craftsman	71.25

____________

Notes:

(1)	For purposes of this example, the tax calculation has been simplified. The hypothetical book pre-tax earnings amount is assumed to equal Chinese taxable income.

(2)	China’s Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a Foreign Invested Enterprise to its immediate holding company outside of Mainland China. A lower withholding income tax rate of 5% is applied if the Foreign Invested Enterprise’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with Mainland China, subject to a qualification review at the time of the distribution. There is no incremental tax at Hong Kong subsidiary level for any dividend distribution to Skillful Craftsman.

To the extent cash or assets in the business is in the PRC or Hong Kong or in a PRC or Hong Kong entity, and may need to be used to fund operations outside of the PRC or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our, our subsidiaries’ or the VIE’s ability to transfer cash and assets.

Under our current corporate structure, we rely on dividend payments from Craftsman Wuxi to fund any cash and financing requirements we may have. Current PRC regulations permit Craftsman Wuxi to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, Craftsman Wuxi is required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Craftsman Wuxi may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if Craftsman Wuxi incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect Craftsman Wuxi’s ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiary to distribute dividends to us or on the ability of Wuxi Wangdao to make payments to us may restrict our ability to satisfy our liquidity requirements.

Additionally, Wuxi Wangdao receives substantially all of the revenues in RMB and the PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange of the PRC, or the SAFE by complying with certain procedural requirements. Dividends payments to us by Craftsman Wuxi in foreign currencies are subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approvals by or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, Craftsman Wuxi may not be able to pay dividends in foreign currencies to us and our access to cash generated from its operations will be restricted.

Financial Information Related to the VIE and Parent

The VIE contributed to 100% of our consolidated revenue for the fiscal years ended March 31, 2019, 2021 and 2020 and for the six months ended September 30, 2021. The VIE contributed to 91% consolidated assets and 139% of consolidated liabilities as of September 30, 2021. The VIE contributed to 87% consolidated assets and 93% of consolidated liabilities as of March 31, 2021. The VIE contributed to 100% consolidated assets and liabilities as of March 31, 2019 and 2020. We demonstrate the reconciliation of the financial position, results of operations and cash flows as follows:

Financial Information as of and for the Six Months Ended September 30, 2021

	As of September 30, 2021
	Parent		VIE	Hong Kong Subsidiary		WFOE	Eliminating entries	Total
ASSETS
Current assets
Cash and cash equivalents	$4,185,591		$18,770,098	$9,943		$746,727	$-	$23,712,359
Accounts receivable, net	-		50,246	-		-	-	50,246
Prepayments and other current assets	4,916,222		2,947,104	8,272		-	(4,968,065)	2,903,533
Deferred expenses	23,811		-	-		-	(23,811)	-
Investment in subsidiaries and VIE	42,852,027		-	-		-	(42,852,027)	-
Other receivables	-		-	-		712,022	(525,697)	186,325
Total current assets	51,977,651		21,767,448	18,215		1,458,749	(48,369,600)	26,852,463
Non-current assets
Long-term investment	-		-		-	306,498	-	306,498
Property and equipment, net	-		12,462,098	-		-	-	12,462,098
Intangible assets, net	-		16,938,440	-		205,978	-	17,144,418
Goodwill	-		4,581,112	-		-	-	4,581,112
Long-term prepayments and other non-current assets	-		-	-		-	-	-
Total non-current assets	-		33,981,650	-		512,476	-	34,494,126
TOTAL ASSETS	$51,977,651		$55,749,098	$18,215		1,971,225	$(48,369,600)	$61,346,589
LIABILITIES
Current liabilities
Accounts payable	$-		$122,119	$-		-	$-	$122,119
Taxes payable	-		292,532	-		-	-	292,532
Amounts due to a related party	1,297		-	21,980		97	(17,610)	5,764
Accrued expenses	330,898		5,112,480	-		23,508	(4,546,221)	920,665
Deferred tax liabilities	-		43,234	-		-	-	43,234
Amounts due to subsidiaries and VIE	953,742	(2)	-	-		-	(953,742)	-
Deferred revenue-current	-		9,270,561	-		-	-	9,270,561
Total current liabilities	1,285,937		14,840,926	21,980		23,605	(5,517,573)	10,654,875
Non-current liabilities
Deferred revenue-noncurrent	-		-	-		-	-	-
Total non-current liabilities	-		-	-		-	-	-
TOTAL LIABILITIES	$1,285,937		$14,840,926	$21,980		23,605	$(5,517,573)	$10,654,875
COMMITMENTS AND CONTINGENCIES	-		-	-			-	-
SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.0002 per share, 500,000,000 shares authorized; 14,900,000 shares issued and outstanding as of 30 September, 2021	2,980		1,619,774	10,000		2,010,000	(3,639,774)	2,980
Additional paid-in capital	18,055,407		-	-		-	-	18,055,407
Statutory reserve	746,323		746,323	-		-	(746,323)	746,323
Accumulated profits	30,375,080		37,005,209	4,104		(47,034)	(36,962,279)	30,375,080
Accumulated other comprehensive income/(loss)	1,511,924		1,536,866	(17,869)		(15,346)	(1,503,651)	1,511,924
TOTAL SHAREHOLDERS’ EQUITY	50,691,714		40,908,172	(3,765)		1,9747,620	(42,852,027)	50,691,714
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$51,977,651		$55,749,098	$18,215		1,971,225	$(48,369,600)	$61,346,589

Note:

(1) representing the amount our Cayman Islands holding company owed to the VIE as of September 30, 2021 in relation to the expenses incurred in our initial public offering in 2020 the VIE paid on our behalf

	For the six months ended September 30, 2021
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Revenue	$-	$11,851,792	$-	$-	$-	$11,851,792
Cost of revenue	-	(8,255,007)	-	-	-	(8,255,007)
Gross income	-	3,596,785	-	-	-	3,596,785

Operating expenses:
Selling and marketing expenses	-	(720,191)	-	-	-	(720,191)
General and administrative expenses	(1,587,311)	(660,502)	-	-		(2,293,011)
Total operating expenses	(1,587,311)	(1,380,693)	-	(45,198)	-	(3,013,202)
Income from operations	(1,587,311)	2,216,092	-	(45,198)	-	583,583
Interest income	-	30,093	3	133	1,008	31,237
Investment loss	-	-	-)	(1,837)	-	(1,897)
Government grant	-	493	-	-	-	493
Foreign currency exchange loss	(55,907)	-	-	7,088		(48,819)
Loss on disposals of equipment	-	(54,147)	-	-		(54,147)
Share of profit in subsidiaries and VIE	1,600,703	-	-	-	(1,600,703)	-
Other expenses, net	(849)	(166)	(60)	(64)	(1,008)	(2,147)
Income before income taxes	(43,364)	2,192,365	(57)	(39,938)	(1,600,703)	508,303
Income tax expense	-	(551,667)	-	-	-	(551,667)
Net income	$(43,364)	$1,640,698	$(57)	(39,938)	$(1,600,703)	$(43,364)

Other comprehensive income/(loss):
Foreign currency translation adjustment	529,906	529,906	(2)	-	(554,685)	529,906
Total comprehensive income	486,542	2,170,604	(59)	(39,938)	(2,155,388)	486,542

	For the six months ended September 30, 2021
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Net cash provided by operating activities	$3,468,883	$4,630,397	$(26)	$(735,788)	$(7,090,108)	$1,765,733
Net cash used in investing activities	(2,020,000)	(598,310)	(2,010,000)	(512,476)	7,065,337	4,447,027
Net cash provided by financing activities	-	-	2,020,000	2,010,000	-	-
Effects of exchange rate changes on cash	-	21,468	(30)	(15,119)	24,771	46,239
Net cash inflow	$1,448,883	$4,053,555	$9,944	$746,617	$-	$6,258,999

Financial Information as of and for the Fiscal Year Ended March 31, 2021

	As of March 31, 2021
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
ASSETS
Current assets
Cash and cash equivalents	$2,736,708	$14,716,543	$-	$109	$-	$17,453,360
Accounts receivable, net	-	83,980	-	-	-	83,980
Prepayments and other current assets	5,789,634	1,657,531	8,272	-	(5,670,900)	1,784,537
Deferred expenses	50,562	-	-	-	(50,562)	-
Investment in subsidiaries and VIE	38,701,420	-	-	-	(38,701,420)	-
Other receivables	-	850,517	-	-	4,862,675	5,713,192
Total current assets	47,278,324	17,308,571	8,272	109	(39,560,207)	25,035,069
Non-current assets
Property and equipment, net	-	13,725,957	-	-	-	13,725,957
Intangible assets, net	-	20,416,461	-	-	-	20,416,461
Long-term prepayments and other non-current assets	-	28,406	-	-	-	28,406
Total non-current assets	-	34,170,824	-	-	-	34,170,824
TOTAL ASSETS	$47,278,324	$51,479,395	$8,272	109	$(39,560,207)	$59,205,893
LIABILITIES
Current liabilities
Accounts payable	$-	$113,707	$-	-	$-	$113,707
Taxes payable	-	448,485	-	-	-	448,485
Amounts due to a related party	252,602	-	61,878	96	(57,539)	257,037
Accrued expenses	562,715	385,292	-	7,335	96,587	1,051,929
Amounts due to subsidiaries and VIE	897,835	-	-	-	(897,835)	-
Deferred revenue-current	-	11,456,667	-	-	-	11,456,667
Total current liabilities	1,713,152	12,404,151	61,878	7,431	(858,787)	13,327,825
Non-current liabilities
Deferred revenue-noncurrent	-	312,896	-	-	-	312,896
Total non-current liabilities	-	312,896	-	-	-	312,896
TOTAL LIABILITIES	$1,713,152	$12,717,047	$61,878	7,431	$(858,787)	$13,640,721
COMMITMENTS AND CONTINGENCIES	-	-	-	-	-	-
SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.0002 per share, 500,000,000 shares authorized; 12,000,000 and 9,000,000 shares issued and outstanding as of March 31, 2021 and 2020, respectively	2,400	1,619,774	-	-	(1,619,774)	2,400
Additional paid-in capital	13,415,987	-	-	-	-	13,415,987
Statutory reserve	745,590	745,590	-	-	(745,590)	745,590
Accumulated profits	30,419,177	35,365,243	4.161	(7,095)	(35,362,309)	30,419,177
Accumulated other comprehensive income/(loss)	982,018	1,031,741	(57,994)	(227)	(973,747)	982,018
TOTAL SHAREHOLDERS’ EQUITY	45,565,172	38,762,348	(53,606)	(7,322)	(38,701,420)	45,565,172
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$47,278,324	$51,479,395	$8,272	$109	$(39,560,207)	$59,205,893

	For the fiscal year ended March 31, 2021
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Revenue	$-	$29,168,546	$-	$-	$-	$29,168,546
Cost of revenue	-	(14,712,411)	-	-	-	(14,712,411)
Gross income	-	14,456,135	-	-	-	14,456,135

Operating expenses:
Selling and marketing expenses	-	(1,807,132)	-	-	-	(1,807,132)
General and administrative expenses	(2,493,845)	(1,153,173)	3,809	(6,811)	(4,429)	(3,654,449)
Total operating expenses	(2,493,845)	(2,960,305)	3,809	(6,811)	(4,429)	(5,461,581)
Income from operations	(2,493,845)	11,495,830	3,809	(6,811)	(4,429)	8,994,554
Interest income	-	57,165	-	-	1,781	58,946
Investment loss	(2,436,809)	-	-	-	-	(2,436,809)
Government grant	-	369,170	-	-	-	369,170
Share of profit in subsidiaries and VIE	8,428,844	-	-	-	(8,428,844)	-
Other expenses, net	(185)	(6,655)	-	68	(1,781)	(8,553)
Income before income taxes	3,498,005	11,915,510	3,809	(6,743)	(8,433,273)	6,977,308
Income tax expense	-	(3,479,303)	-	-	-	(3,479,303)
Net income	$3,498,005	$8,436,207	$3,809	$(6,743)	$(8,433,273)	$3,498,005

Other comprehensive income/(loss):
Foreign currency translation adjustment	2,388,306	2,388,306	(455)	-	(2,387,851)	2,388,306
Total comprehensive income	5,886,311	10,824,513	(3,354)	(6,734)	(10,821,124)	5,886,311

	For the fiscal year ended March 31, 2021
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Net cash provided by operating activities	$(2,506,846)	$13,927,170	$-	$109	$(665,949)	$10,754,484
Net cash used in investing activities	(8,000,000)	(12,864,697)	-	-	(1)	(20,864,698)
Net cash provided by financing activities	13,243,554	-	-	-	-	13,243,554
Effects of exchange rate changes on cash	-	1,722,356	-	-	665,950	2,388,306
Net cash inflow	$2,736,708	$2,784,829	$-	$109	$-	$5,521,646

Financial Information as of and for the Fiscal Year Ended March 31, 2020

	As of March 31, 2020
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
ASSETS
Current assets
Cash and cash equivalents	$-	$11,931,714	$-	$-	$-	$11,931,714
Accounts receivable, net	-	78,785	-	-	-	78,785
Prepayments and other current assets	1,752	1,961,350	-	-		1,963,102
Investment in subsidiaries and VIE	27,880,296	-	-	-	(27,880,296)	-
Other receivables	-	-	-	-		-
Total current assets	27,882,048	13,971,849	-	-	(27,880,296)	13,973,601
Non-current assets
Property and equipment, net	-	12,324,125	-	-	-	12,324,125
Intangible assets, net	-	19,294,740	-	-	-	19,294,740
Long-term prepayments and other non-current assets	-	97,035	-	-	-	97,035
Total non-current assets	-	31,715,900	-	-	-	31,715,900
TOTAL ASSETS	$27,882,048	$45,687,749	$-	-	$(27,880,296)	$45,689,501
LIABILITIES
Current liabilities
Accounts payable	$-	$249,086	$-	-	$-	$249,086
Taxes payable	-	543,600	-	-	-	543,600
Accrued expenses	-	227,525	-	-	-	227,525
Deferred revenue-current	-	16,736,365	-	-	-	16,736,365
Total current liabilities	-	17,756,576	-	-	-	17,756,576
Non-current liabilities
Deferred revenue-noncurrent	-	50,877	-	-	-	50,877
Total non-current liabilities	-	50,877	-	-	-	50,877
TOTAL LIABILITIES	$-	$17,807,453	$-	-	$-	$17,807,453
COMMITMENTS AND CONTINGENCIES	-	-	-	-	-	-
SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.0002 per share, 500,000,000 shares authorized; 12,000,000 and 9,000,000 shares issued and outstanding as of March 31, 2021 and 2020, respectively	1,800	1,619,823	-	-	(1,619,823)	1,800
Additional paid-in capital	1,619,774	-	-	-	-	1,619,774
Statutory reserve	745,590	745,590	-	-	(745,590)	745,590
Accumulated profits	26,921,172	26,921,171	-	-	(26,921,171)	26,921,172
Accumulated other comprehensive income/(loss)	(1,406,288)	(1,406,288)	-	-	1,406,288	(1,406,288)
TOTAL SHAREHOLDERS’ EQUITY	27,882,048	27,880,296	-	-	(27,880,296)	27,882,048
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$27,882,048	$45,687,749	$-	$-	$(27,880,296)	$45,689,501

	For the fiscal year ended March 31, 2020
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Revenue	$-	$28,601,071	$-	$-	$-	$28,601,071
Cost of revenue	-	(11,797,870)	-	-	-	(11,797,870)
Gross income	-	16,803,201	-	-	-	16,803,201

Operating expenses:
Selling and marketing expenses	-	(1,520,801)	-	-	-	(1,520,801)
General and administrative expenses	-	(2,038,568)	-	-	-	(2,038,568)
Total operating expenses	-	(3,559,369)	-	-	-	(3,559,369)
Income from operations	-	13,243,832	-	-	-	13,243,832
Interest income	-	73,737	-	-	-	73,737
Investment loss	-	-	-	-	-	-
Government grant	-	-	-	-	-	-
Share of profit in subsidiaries and VIE	9,975,225	-	-	-	(9,975,225)	-
Other expenses, net	-	(3,458)	-	-	-	(3,458)
Income before income taxes	9,975,225	13,314,111	-	-	(9,975,225)	13,314,111
Income tax expense	-	(3,338,886)	-	-	-	(3,338,886)
Net income	$9,975,225	$9,975,225	$-	$-	$(9,975,225)	$9,975,225

Other comprehensive income/(loss):	-	-	-	-	-
Foreign currency translation adjustment	(1,112,209)	(1,112,209)	-	-	1,112,209	(1,112,209)
Total comprehensive income	8,863,016	8,863,016	-	-	(8,863,016)	8,863,016

	For the fiscal year ended March 31, 2020
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Net cash provided by operating activities	$-	$11,480,117	$-	$-	$-	$11,480,117
Net cash used in investing activities	-	(10,401,263)	-	-	-	(10,401,263)
Net cash provided by financing activities	-	-	-	-	-	-
Effects of exchange rate changes on cash	-	490,577	-	-	-	490,577
Net cash inflow	$-	$1,569,431	$-	$-	$-	$1,569,431

Financial Information as of and for the Fiscal Year Ended March 31, 2019

	As of March 31, 2019
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
ASSETS
Current assets:
Cash and cash equivalents	$-	$10,362,283	$-	$-	$-	$10,362,283
Accounts receivable, net	-	451,132	-	-	-	451,132
Prepayments and other current assets	1,843	900,968	-	-	-	902,811
Investment in subsidiaries and VIE	19,017,189	-	-	-	(19,017,189)	-
Total current assets	19,019,032	11,714,383	-	-	(19,017,189)	11,716,226
Non-current assets
Property and equipment, net	-	14,022,240	-	-	-	14,022,240
Intangible assets, net	-	17,799,207	-	-	-	17,799,207
Total non-current assets	-	31,821,447	-	-	-	31,821,447
TOTAL ASSETS	$19,019,032	$43,535,830	$-	-	$(19,017,189)	$43,537,673

LIABILITIES
Current liabilities
Accounts payable	$-	$10,025	$-	-	$-	$10,025
Taxes payable	-	375,337	-	-	-	375,337
Amounts due to a related party	-	-	-	-	-	-
Other payables	-	151,545	-	-	-	151,545
Deferred revenue-current	-	15,308,898	-	-	-	15,308,898
Total current liabilities	-	15,845,805	-	-	-	15,845,805
Non-current liabilities
Deferred revenue-noncurrent	-	8,672,836	-	-	-	8,672,836
Total non-current liabilities	-	8,672,836	-	-	-	8,672,836
TOTAL LIABILITIES	$-	$24,518,641	$-	$-	$-	$24,518,641

SHAREHOLDERS’ EQUITY:
Ordinary shares, par value $0.0002 per share, 500,000,000 shares authorized; 9,000,000 shares issued and outstanding	1,800	1,800	-		(1,800)	1,800
Additional paid-in capital	1,619,774	1,619,774	-	-	(1,619,774)	1,619,774
Statutory reserve	745,590	745,590	-	-	(745,590)	745,590
Accumulated profits	16,945,947	16,944,104	-	-	(16,944,104)	16,945,947
Accumulated other comprehensive (loss) /income	(294,079)	(294,079)	-	-	294,079	(294,079)
TOTAL SHAREHOLDERS’ EQUITY	19,019,032	19,017,189	-	-	(19,017,189)	19,019,032
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$19,019,032	$43,535,830	$-	$-	$(19,017,189)	$43,537,673

	For the fiscal year ended March 31, 2019
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Revenue	$-	$24,668,840	$-	$-	$-	$24,668,840
Cost of revenue	-	(9,458,559)	-	-	-	(9,458,559)
Gross profit	-	15,210,281	-	-	-	15,210,281

Operating expenses:
Selling and marketing expenses	-	(1,832,006)	-	-	-	(1,832,006)
General and administrative expenses	-	(1,899,110)	-	-	-	(1,899,110)
Total operating expenses	-	(3,731,116)	-	-	-	(3,731,116)
Income from operations	-	11,479,165	-	-	-	11,479,165
Share of profit in subsidiaries and VIE	8,675,058	-	-	-	(8,675,058)	-
Interest income	-	88,588	-	-	-	88,588
Other expenses, net	-	(195)	-	-	-	(195)
Income before income taxes	-	11,567,558	-	-	-	11,567,558
Income tax expense	-	(2,892,500)	-	-	-	(2,892,500)
Net profit	$8,675,058	$8,675,058	$-	$-	$(8,675,058)	$8,675,058
Less: net profit attributable to non-controlling interests	-	-	-	-	-	-
Net profit attributable to Skillful Craftsman Education Technology Limited’s shareholders	8,675,058	8,675,058	-	-	(8,675,058)	8,675,058
Other comprehensive (loss) /income:
Foreign currency translation adjustment	(735,192)	(735,192)	-	-	735,192	(735,192)
Total comprehensive income	$7,939,866	$7,939,866	$-	$-	$(7,939,866)	$7,939,866

	For the fiscal year ended March 31, 2019
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Net cash generated from operating activities	$-	$20,292,760	$-	$-	$-	$20,292,760
Net cash used in investing activities	-	(15,746,284)	-	-	-	(15,746,284)
Net cash generated from financing activities	-	-	-	-	-	-
Net increase in cash and cash equivalents	-	5,466,216	-	-	-	5,466,216

The roll-forward of the investments in our subsidiaries and VIE is as follows.

Balance as at March 31, 2019	$19,017,189
Net profit for the year from VIE	9,975,225
Net profit for the year from Non-VIE subsidiaries	-
Other comprehensive loss from VIE	(1,112,209)
Other comprehensive income from Non-VIE subsidiaries	-
Other adjustment	91
Balance as at March 31, 2020	$27,880,296
Net profit for the year from VIE	8,436,207
Net loss for the year from Non-VIE subsidiaries	(2,934)
Other comprehensive income from VIE	2,388,306
Other comprehensive loss from Non-VIE subsidiaries	(455)
Balance as at March 31, 2021	$38,701,420
Additional investment	2,020,000
Net profit for the period from VIE	1,640,698
Net loss for the period from Non-VIE subsidiaries	(39,995)
Other comprehensive income from VIE	529,906
Other comprehensive loss from Non-VIE subsidiaries	(2)
Balance as at September 30, 2021	$42,852,027

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties that you should be aware of before making a decision to invest in our ordinary shares. These risks are more fully described in “Risk Factors” in this prospectus, and “Item 3.D. Key Information—Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that filed after the date hereof and incorporated by reference into this prospectus. These risks include, among others, the following:

Risks Related to Our Business and Industry

Risks and uncertainties related to our and the VIE’s business and industry include, but are not limited to, the following:

•	If the VIE is not able to continue to attract students to register on its training platforms or successfully convert its nonpaying registered members to fee-paying members, its business and prospects will be materially and adversely affected. For more details, see “Item 3.D. Key Information—Risk Factors— Risks Related to Our Business and Industry—If the VIE is not able to continue to attract students to register on its training platforms or successfully convert its nonpaying registered members to fee-paying members, its business and prospects will be materially and adversely affected” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	The VIE may not be able to improve the content of its existing courses, develop new courses or services in a timely or cost-effective manner. For more details, see “Item 3.D. Key Information—Risk Factors— Risks Related to Our Business and Industry—The VIE may not be able to improve the content of its existing courses, develop new courses or services in a timely or cost-effective manner” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	If the VIE is not able to continually tailor its curriculum to market demand and enhance our courses to adequately and promptly respond to developments in the PRC job market, our courses may become less attractive to students. For more details, see “Item 3.D. Key Information—Risk Factors— Risks Related to Our Business and Industry—If the VIE is not able to continually tailor its curriculum to market demand and enhance its courses to adequately and promptly respond to developments in the PRC job market, its courses may become less attractive to students” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	If the VIE fails to develop and introduce new courses in anticipation of market demand in a timely and cost-effective manner, its competitive position and ability to generate revenues may be materially and adversely affected. For more details, see “Item 3.D. Key Information—Risk Factors— Risks Related to Our Business and Industry—If the VIE fails to develop and introduce new courses in anticipation of market demand in a timely and cost-effective manner, its competitive position and ability to generate revenues may be materially and adversely affected” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	Our and the VIE’s business is subject to various evolving PRC laws and regulations regarding data privacy, cybersecurity and personal information protection. Failure of observing data privacy, cybersecurity and personal information protection concerns could subject us and the VIE to penalties, damage our or its reputation and brand, and harm our or its business and results of operations. For more details, see “Risk Factors—Risks Related to Our Business and Industry—Our and the VIE’s business is subject to various evolving PRC laws and regulations regarding data privacy, cybersecurity and personal information protection. Failure of observing data privacy, cybersecurity and personal information protection concerns could subject us and the VIE to penalties, damage our or its reputation and brand, and harm the business and results of operations” in this prospectus.

•	We could be delisted if it is determined that the Public Company Accounting Oversight Board is unable to inspect or investigate our auditor completely. For more details, see “Risk Factors—Risks Related to Our Business and Industry—We could be delisted if it is determined that the Public Company Accounting Oversight Board is unable to inspect or investigate our auditor completely” in this prospectus.

Risks Related to Doing Business in China

We and the VIE face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

•	Uncertainties and unforeseeable changes in the interpretation and enforcement of PRC laws and regulations with little advance notice could limit the legal protections available to you and us. For more details, see “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference, and “Risk Factors—Risks Related to Doing Business in China—The Chinese government may intervene or influence the operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in the operations and/or the value of the securities we are registering for sale. Additionally, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” in this prospectus.

•	We and the VIE may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related business. For more details, see “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China—We and the VIE may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related business” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	New legislation or changes in the PRC laws or policies regarding self-taught education may affect our business operations and prospects. For more details, see “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China—New legislation or changes in the PRC laws or policies regarding self-taught education may affect our business operations and prospects” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. For more details, see “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China—Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	The Chinese government may intervene or influence the operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in the operations and/or the value of the securities we are registering for sale. Additionally, governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For more details, see “Risk Factors— Risks Related to Doing Business in China —The Chinese government may intervene or influence the operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in the operations and/or the value of the securities we are registering for sale. Additionally, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” in this prospectus.

•	The approval of the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for our offshore offerings, or a rescission of such CSRC approval if obtained by us, would subject us to sanctions imposed by the CSRC or other PRC government authorities. For more details, see “Risk Factors— Risks Related to Doing Business in China—The approval of the CSRC or other PRC government authorities may be required in connection with our offshore offerings under the PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval” in this prospectus.

•	PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiary, the VIE and the VIE's subsidiary. For more details, see “Risk Factors —Related to Doing Business in China—PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiary, the VIE and the VIE's subsidiary, which could materially and adversely affect such PRC entities' liquidity and our ability to fund and expand the business.” in this prospectus.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

•	If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC subsidiary that conduct all or substantially all of the operations. For more details, see “Risk Factors—Risks Related to Our Corporate Structure— If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC subsidiary that conduct all or substantially all of the operations” in this prospectus.

•	We rely on contractual arrangements with Wuxi Wangdao and its shareholders for a portion of the business operations, which may not be as effective as direct ownership in providing operational control. For more details, see “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure—We rely on contractual arrangements with Wuxi Wangdao and its shareholders for a portion of the business operations, which may not be as effective as direct ownership in providing operational control” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	Substantial uncertainties exist with respect to the interpretation and implementation of PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations. For more details, see “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure— Substantial uncertainties exist with respect to the interpretation and implementation of PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	Any failure by Wuxi Wangdao or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business. For more details, see “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure— Any failure by Wuxi Wangdao or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	The shareholders of Wuxi Wangdao may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition. For more details, see “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure—The shareholders of Wuxi Wangdao may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

•	We may rely on dividends and other distributions on equity paid by our subsidiaries in the PRC and Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct the business. Under our current corporate structure, our ability to pay dividends depends upon dividends paid by our Hong Kong subsidiary, which in turn depends on dividends paid by its PRC subsidiary, which further depends on payments from the VIE under the VIE Agreements. For more details, see “Risk Factors—Risks Related to Our Corporate Structure—We may rely on dividends and other distributions on equity paid by our subsidiaries in the PRC and Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct the business” in this prospectus.

Corporate Information

Skillful Craftsman Education Technology Limited was incorporated on June 14, 2019 as an exempted company structured as a holding company incorporated under the laws of Cayman Islands. We currently conduct our business through our subsidiaries and variable interest entity. Our ordinary shares have been listed on The Nasdaq Capital Market since July 2020.

Our principal executive offices are located at Floor 4, Building 1, No. 311, Yanxin Road, Huishan District, Wuxi, Jiangsu Province, PRC, and our telephone number at that address is 86-0510-81805788. Our corporate website is www.kingwayup.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Additional information about our company is included in the documents incorporated by reference in this prospectus, including our Annual Report on Form 20-F for our fiscal year ended March 31, 2021 filed with the SEC on July 20, 2021. See “Incorporation of Certain Documents by Reference” in this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the Securities and Exchange Commission, or the SEC;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” in Item 3.D. to our Annual Report on Form 20-F filed with the SEC on July 20, 2021 and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that filed after the date hereof and incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being offered. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our ordinary shares, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Related to Our Business and Industry

Our and the VIE’s business is subject to various evolving PRC laws and regulations regarding data privacy, cybersecurity and personal information protection. Failure of observing data privacy, cybersecurity and personal information protection concerns could subject us and the VIE to penalties, damage our or its reputation and brand, and harm the business and results of operations.

We and the VIE face significant challenges with respect to cybersecurity and data privacy, including the storage, transmission, and sharing of confidential information. The VIE transmit and store confidential and private information of the users, such as personal information, including names, user accounts, passwords, and payment or transaction-related information.

We and the VIE are subject to various regulatory requirements relating to cybersecurity and data privacy, including, but not limited to, the PRC Cybersecurity Law. We and the VIE are required by the PRC Cybersecurity Law and other related laws and regulations to ensure the confidentiality, integrity, availability, and authenticity of the information of the users, which is also essential to maintaining their confidence in its services.

In addition, regulatory requirements on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations or significant changes, resulting in uncertainties about the scope of our and the VIE's responsibilities in that regard. For example, on June 10, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Data Security Law, which took effect in September 2021. The Data Security Law provides for a security review procedure for the data activities that may affect national security. The Data Security Law applies to data handling activities and security regulation carried out within the territory of PRC, however, such activities carried outside the territory of PRC that may affect national security will be subject to relative regulations. We are a Cayman Islands company and our PRC subsidiary, Craftsman Wuxi, is considered a foreign-invested enterprise. To comply with PRC laws and regulations, we operate our website, www.kingwayup.com, through the consolidated VIE, Wuxi Wangdao, which holds the ICP License for www.kingwayup.com. Thus, we and the VIE may face the regulation and supervision of national education department, public security organs, state security organs and the state information departments. During the operation, we and the VIE also need to collect, use, disclose, retain and secure data provided by the users. Any violation of the regulation of Data Security Law may face the government enforcement actions and investigations, fines, penalties, suspension of the non-compliant operations, or removal of the application from the relevant application stores, among other sanctions, which could materially and adversely affect the business and results of operations. Furthermore, Personal Information Protection Law of PRC was published on August 20, 2021 by the Standing Committee of the National People’s Congress and took effect on November 1, 2021, according to which processing outside the territory of PRC of personal information of natural persons within the territory of PRC for the purpose of providing products or services to such natural person shall be regulated, and the processing of personal information shall have a clear and reasonable purpose. When processing personal information, the related rules, purpose, method and scope shall be disclosed. Except for certain exceptional circumstances, personal information processor shall only process and disclose personal information of an individual with the consent of such individual.

The Chinese government will not regulate and punish acts that arose before the law came into effect. Under the ever-changing legal system, we and the VIE follow the principle of damage prevention in accordance with existing laws and regulations, establish a complaint and reporting system for network information security, publish information on how to make complaints and reports, and receive and handle them in a timely manner; follow the principle of adequate notification, use personal information with the consent of the individual, and follow the principles of legality, legitimacy and necessity; we and the VIE have adopted the principle of security management and taken technical measures and other necessary measures to ensure information security. To prevent the leakage, destruction or loss of personal electronic information of citizens collected in the course of business activities, remedial measures are taken in a timely manner when information leakage, destruction or loss occurs or is likely to occur. Moreover, in order to cope with the changing laws and regulations, we and the VIE have made adequate preparations as follows: (i) planning and information collection. We and the VIE take inventory of the types of personal information collected, used and stored, the containers and carriers of personal information, the positions of personnel who access, process, analyze and use such personal information internally, and the information systems in which such personal information is stored; (ii) based on the results of information collection, we and the VIE assess whether the current status of business operations and system operations meet the requirements of relevant laws and regulations; (iii) we and the VIE will regularly implement background checks on personnel, security training, regular network security drills, and security testing and evaluation; (iv) continuous improvement: based on the changes in the business and management information, we and the VIE have established a sustainable and complete framework for personal information protection to respond to changing laws and regulations.

Moreover, pursuant to the PRC Cyber Security Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cyber security review by the Cyberspace Administration of PRC. In addition, Measures for Cybersecurity Review, which became effective on June 1, 2020, set forth the cybersecurity review mechanism for critical information infrastructure operators, and provided that critical information infrastructure operators who intend to purchase Internet products and services that affect or may affect national security shall be subject to a cybersecurity review. On July 10, 2021, the Cyberspace Administration of China published the Measures for Cybersecurity Review (Revised Draft for Comments), which further restates and expands the applicable scope of the cybersecurity review. On December 28, 2021, the Cyberspace Administration of China and 12 other regulatory authority jointly issued the Cybersecurity Review Measures, or the Review Measures, which took effect on February 15, 2022. The Review Measures provides, among others, (i) the purchase of cyber products and services by critical information infrastructure operators, or the “CIIOs”, and the network platform operators, or Network Platform Operators, which engage in data processing activities that affects or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review under the Cyberspace Administration of China; and (ii) the Network Platform Operators with personal information data of more than one million users that seek for listing in a foreign country are obliged to apply for a cybersecurity review by the Cybersecurity Review Office. Such review would focus on the potential risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, illegally used or exported out of China, or critical information infrastructure being affected, controlled or maliciously used by foreign governments after such a listing. As advised by our PRC legal counsel, we believe that we, our PRC subsidiary and the VIE are not required to apply for a cyber security review with CAC, since we listed our Ordinary Shares on the Nasdaq before the effective date of the Review Measures and the requirement of Article 7 of the Review Measures that “Network Platform Operators with personal information of more than one million users that seek for listing in a foreign country are obliged to apply for a cybersecurity review by the Cybersecurity Review Office” should not be applicable to, our PRC subsidiary or the VIE thus we, our PRC subsidiary and the VIE would not be required to apply for a cybersecurity review by the CAC. The Review Measures do not provide any explanation or interpretation of “overseas listing” or “affect or may affect national security”, and Chinese government may have broad discretion in interpreting and enforcing these laws and regulations. We cannot predict the impact of the Review Measures, if any, at this stage, and we will closely monitor and assess the statutory developments in this regard. However, if CAC or other regulatory agencies later promulgate new rules or explanations requiring that we, our PRC subsidiary or the VIE obtain their approvals for this offering and any follow-on offering, we, our PRC subsidiary or the VIE may be unable to obtain such approvals and may face sanctions by the CAC or other PRC regulatory agencies for failure to seek their approval which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors and the securities currently being offered may substantially decline in value and be worthless. As of the date of this prospectus, we, our PRC subsidiary or the VIE have not received any inquiry, notice, warning, or sanctions regarding offshore offering from the CAC or any other PRC governmental authorities.

Furthermore, we, our PRC subsidiary and the VIE are subject to various regulations published by the Cyberspace Administration of China, such as Opinions on Further Compacting the Main Responsibility of the Information Content of the Website Platform issued on September 15, 2021, which requires the Website Platform acts as the one primarily responsible for information content management and the improvement of community platform rules, the strengthening of account management, the optimization of data review mechanism. We, our PRC subsidiary and the VIE are required by these laws and regulations to ensure the confidentiality, integrity, availability, and authenticity of the information of our users. We, our PRC subsidiary and the VIE have adopted strict information security policies and deployed advanced measures to implement the policies. We, our PRC subsidiary and the VIE collect, use, disclose, retain and secure data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. Moreover, the VIE's education platform is built upon cloud computing technology. The cloud-based education platform integrates telecommunication network, broadcast network and Internet into a unified network and enables a higher amount of data sharing compared to other types of platforms. By leveraging a combination of software, application and hardware, the VIE provides effective tools like instant computer infrastructures and platforms for its online training programs and content sharing between the VIE and its strategic partners such as universities and vocational schools. With such infrastructures, the VIE can easily develop additional platforms or add additional features to its existing platforms without spending a significant amount of additional time and resources. It also facilitates the connection between its platforms and that of its partner universities. Compared to the VIE's competitors that are using third party cloud system, the data of the VIE's members and their activities on the platforms are not available to third party cloud computing service providers, which increases the data security. We believe that we, our PRC subsidiary or the VIE have made best efforts to fully comply with the regulation published by Cyberspace Administration of China and other PRC governmental authorities. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we, our PRC subsidiary or the VIE use to protect confidential information. If we, our PRC subsidiary or the VIE are unable to protect the systems, and hence the information stored in the systems, from unauthorized access, use, disclosure, disruption, modification, or destruction, such problems or security breaches could cause a loss, give rise to liabilities to the owners of confidential information, or subject us, our PRC subsidiary or the VIE to fines and other penalties. In addition, complying with various laws and regulations could cause us, our PRC subsidiary or the VIE to incur substantial costs or require us, our PRC subsidiary and the VIE to change business practices, including the data practices, in a manner adverse to the business. As stated in “Risk Factors — Risk Relation to Our Corporate Structure”, taken as a whole, if the PRC government deems that our contractual arrangements with the VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, and in “Risk Factors — Risks Relating to Doing Business in China”, the approval of the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we, our PRC subsidiary or the VIE will be able to obtain such approval.

Additionally, the exact scope of CIIOs under the current regulatory regime remains unclear, and the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws. Therefore, it is uncertain whether we would be deemed as a critical information infrastructure operator under PRC law. It also remains uncertain whether the future regulatory changes would impose additional restrictions on companies like us, our PRC subsidiary or the VIE. We cannot predict the impact of the Revised Measures, if any, at this stage, and we will closely monitor and assess any development in the rule-making process. If we or the VIE are not able to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, we or the VIE may be subject to government enforcement actions and investigations, fines, penalties, suspension of non-compliant operations, or removal of the VIE's application from the relevant application stores, among other sanctions, which could materially and adversely affect the business and results of operations.

If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, the securities we are registering may decline in value or become worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of our PRC subsidiary or the VIEs that conduct all or substantially all of the business operations. Under the VIE model, firstly, although it does not explicitly violate existing Chinese laws and regulations, it is highly likely to be considered as an invalid contract, and if a Chinese court considers the agreement to control as an invalid contract on the grounds that "the form of the contract conceals an illegal purpose", it will completely defeat the purpose of the agreement to control. The chain of control under the VIE model could actually break at any time, resulting in the loss of control of the foreign listed company over its domestic interests and consequently its profits. This could lead to a loss of control over the interests in the country and consequently the source of profits.

We could be delisted if it is determined that the Public Company Accounting Oversight Board is unable to inspect or investigate our auditor completely.

Our independent registered public accounting firm that issues the audit report included in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference into this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and applicable professional standards. Our independent registered public accounting firm is based in the United States and is currently subject to PCAOB inspections on a regular basis. However, if it is determined in the future that the PCAOB is unable to inspect or investigate our auditor completely, or if our future audit reports are prepared by auditors that are not completely inspected by the PCAOB, our ordinary shares may be delisted or trading in our ordinary shares may be prohibited under the HFCA Act.

The lack of PCAOB inspections of audit work in foreign countries prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, investors would be deprived of the benefits of PCAOB inspections. To tackle this problem, the Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. In essence, the HFCA Act requires the SEC to prohibit securities of any foreign companies from being listed on U.S. securities exchanges or traded “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act. On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021 to implement the submission and disclosure requirements in the HFCA Act. On December 16, 2021, the PCAOB issued a report relaying to the SEC its determinations that PCAOB is unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong due to positions taken by Chinese authorities. Our independent registered public accounting firm is based in the United States and not subject to such determinations announced by the PCAOB on December 16, 2021.

Since all of our business operations are conducted in China, there is a risk that our auditor cannot be inspected by the PCAOB completely because of a position taken by the Chinese authorities. For example, on April 2, 2022, the CSRC, the Ministry of Finance of the People’s Republic of China, the National Administration of State Secrets Protection, and the National Archives Administration of China, have jointly revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing (Announcement No.29 [2009] of the CSRC) (the “Provisions”) for public comments. Article 5 of the Provisions prohibits domestic entities from providing accounting records to offshore auditing firms that have not gone through the required procedures stipulated by applicable PRC laws and regulations. Article 9 of the Provisions states that archives, including working papers, that have been produced in PRC by securities companies and securities service providers, including offshore auditing firms, for overseas securities offering shall be retained in PRC and can only be transferred or transmitted overseas after completing relevant approving procedures stipulated by PRC laws and regulations. However, the Provisions do not provide any specific regulations concerning such approving procedures, and Chinese government or relevant authorities may have broad discretion in interpreting and enforcing these regulations. We cannot predict how the Provisions will be implemented in practice and the impact of the Provisions, if any, at this stage, and we will closely monitor and assess the statutory developments in this regard.

While we understand that there has been dialogue among the China Securities Regulatory Commission, or the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in China, there can be no assurance that we will continue to be able to comply with requirements imposed by U.S. regulators. If it be determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction for three consecutive years, the trading in our ordinary shares would be prohibited, and as a result, Nasdaq may determine to delist our ordinary shares. Delisting of our ordinary shares would force holders of our ordinary shares to sell their shares. The market price of our ordinary shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with significant operations in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

Risks Related to Doing Business in China

The Chinese government may intervene or influence the operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in the operations and/or the value of the securities we are registering for sale. Additionally, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Substantially all of our revenues are and will be derived in China and substantially all of the operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China, especially the government policies of PRC government. The PRC government has significant oversight and authority to exert influence on the ability of a China-based company, such as us, to conduct its business. It regulates and may intervene or influence the operations at any time, which could result in a material adverse change in the operations and/or the value of the securities we are registering for sale. Implementation of any industry-wide regulations directly targeting the business operations could cause our securities to significantly decline in value or become worthless. Also, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and any uncertainties or negative publicity regarding such actions could also materially and adversely affect the business, prospects, financial condition, reputation, and the trading price of our ordinary shares, which may cause our securities to significantly decline in value or be worthless. Therefore, investors of our company and the business operations face potential uncertainty from the actions taken by the PRC government.

Moreover, the significant oversight of the PRC government could also be reflected from the uncertainties arising from the legal system in China. The laws and regulations of the PRC can change quickly without sufficient notice in advance, which makes it difficult for us to predict which kind of laws and regulations will come into force in the future and how it will influence our company and the business operations. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. You should refer to risks disclosed in “Risk Factors – Risks Related to Doing Business in China” in this prospectus for more detailed explanations of risks arising from legal systems in China, especially the recent changes concerning the offshore offerings, the use of variable interest entities, anti-monopoly regulatory actions, and oversight on cyber security and data privacy.

The VIE is required to obtain various operating licenses and permits and to make registrations and filings for the business operations in China and any failure to comply with these requirements may materially adversely affect the business and results of operations. Currently, the VIE, Wuxi Wangdao, holds (i) an ICP license for the websites, which is valid through December 29, 2018 to December 29, 2023 and is subject to annual review; (ii) a Publication Business Operation License for online distribution of course books or other course materials, including electronic version, to members of the platforms, which is valid through April 8, 2020 to March 31, 2024; and (iii) a Broadcasting and Television Programme Production and Operation License, for producing and distributing broadcasting and television programs (excluding topics and columns concerning current political affairs and news), which is valid through April 1, 2021 to April 1, 2023. Wuxi Wangdao, however, may be required to obtain additional licenses or expand the authorized business scope covered under the licenses it currently holds. For example, the contents the VIE use on its websites, primarily including the course materials, may be deemed “Internet cultural products,” and its use of those contents may be regarded as “Internet cultural activities,” thus the VIE may be required to obtain an Internet Culture Business Operating License for provision of those contents through the online platforms as currently there is no further official or publicly-available interpretation of those definitions. Also, providing content through Wuxi Wangdao’s online platform may be regarded as “online publishing” and may thus subject it to the requirement of obtaining an Online Publishing License. In addition, Wuxi Wangdao may be required to obtain an Internet Audio-Visual Programmes Service License for online distribution of audio or visual programs or contents. If Wuxi Wangdao fails to obtain or maintain any of the required licenses or approvals, its continued business operations in the Internet industry may subject it to various penalties, such as confiscation of illegal revenues, fines and the discontinuation or restriction of its operations.

In order to regulate data processing activities, safeguard data security, promote data development and utilization, protect the legitimate rights and interests of individuals and organizations, and safeguard national sovereignty, security and development interests, the CAC enacted the Data Security Law of the People's Republic of China. According to the law, the competent authorities of industry, telecommunications, transportation, finance, natural resources, health, education and science and technology bear the responsibility of data security supervision in their own industries and fields. In fulfilling the data security protection obligations, the VIE establishes and improves the whole process data security management system, organize data security education and training, and take appropriate technical measures and other necessary measures to safeguard data security. Data processing activities using the Internet and other information networks fulfill the above data security protection obligations on the basis of the network security level protection system. In carrying out data processing activities the VIE has strengthened risk monitoring and taken immediate remedial measures when risks such as data security flaws and vulnerabilities are identified; in the event of data security incidents, the VIE has taken immediate disposal measures, informed users and reported to the relevant competent authorities in accordance with the regulations. If the above provisions are violated, the VIE will be ordered to suspend the relevant business, suspend the business for rectification, revoke the relevant business license or revoke the business license; if it constitutes a crime, criminal liability will be investigated according to law.

The Cybersecurity Review Measures, which took effect on February 15, 2022, requires operators of online platforms that hold personal information of more than one million users to go public abroad to file a cybersecurity review with the Cybersecurity Review Office. As advised by our PRC legal counsel, we believe that we, our PRC subsidiary and the VIE are not required to apply for a cyber security review with CAC, since we listed our Ordinary Shares on the Nasdaq before the effective date of the Review Measures, thus we, our PRC subsidiary and the VIE would not be required to apply for a cybersecurity review by the CAC according to the requirement of Article 7 of the Review Measures. We cannot predict the impact of the Review Measures, if any, at this stage, and we will closely monitor and assess the statutory developments in this regard. However, if CAC or other regulatory agencies later promulgate new rules or explanations requiring that we, our PRC subsidiary and the VIE obtain their approvals for this offering and any follow-on offering, we, our PRC subsidiary and the VIE may be unable to obtain such approvals and may face sanctions by the CAC or other PRC regulatory agencies for failure to seek their approval which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors and the securities currently being offered may substantially decline in value and be worthless.

We believe that we, our PRC subsidiary and the VIE are compliant with the regulations and policies have been issued by the CSRC, the CAC and other regulatory authorities to the date of this prospectus, and will continue to monitor the interpretation, enforcement and implications of such regulations and policies as well as any new regulations and rules that the CAC or other Chinese regulatory agencies may issue in the future. As advised by our PRC legal counsel, we believe that we, our PRC subsidiary and the VIE have obtained all permissions and approvals that are required to obtain to operate our business and offer the securities being registered to our investors in accordance with the PRC laws and regulations as of the date of this prospectus, and no permissions or approvals have been denied till now. We or the VIE have not received any inquiry, notice, warning, or sanctions regarding our corporate structure, contractual arrangements, the VIE’s operations and the offering that we may make under this prospectus from the CSRC, CAC or any other PRC government authorities.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our and the VIE’s business, or the enforcement and performance of our contractual arrangements with the VIE. These laws and regulations may be subject to change, the enforcement of laws and regulations in China could be uncertain and the of rules and policies in China may change quickly with little advance notice, which could result in a material adverse change in our operations and the value of the securities we are registering for sale. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. If we or the VIE do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or if these applicable laws, regulations or interpretation change or are interpreted differently and we or the VIE are required by the CSRC, the CAC, or any other PRC regulatory authorities to obtain such approvals in the future, our shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIE that conduct all or substantially all of the business operations. In any such event, these regulatory authorities may impose fines and penalties on the operations in China, limit the operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on the business, financial condition, the value of securities, as well as our ability to offer or continue to offer securities to investors or cause such securities to significantly decline in value or become worthless.

Due to the uncertainty and complexity of the regulatory environment, we cannot assure you that we, our PRC subsidiary and the VIE would always be in full compliance with applicable laws and regulations, the violation of which may have adverse effect on our, our PRC subsidiary's and the VIE’ indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. In addition, implementation of industry-wide regulations directly targeting and the VIE's our operations could cause our securities to significantly decline in value or become worthless. Therefore, investors of our company face potential uncertainty from actions taken by the PRC government affecting our and the VIE's business.

China’s M&A rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us, our PRC subsidiary and the VIE to pursue growth through acquisitions in China.

A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. In addition to the Anti-Monopoly Law of PRC, these include the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. On December 19, 2020, the NDRC and the Ministry of Commerce jointly issued the Measures for the Security Review for Foreign Investment, which took effect on January 18, 2021. These measures set forth the provisions concerning the security review mechanism on foreign investment, including, among others, the types of investments subject to review, and the review scopes and procedures. In the future, we, our PRC subsidiary and the VIE may grow the business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from the Ministry of Commerce and other PRC government authorities, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand the business or maintain the market share.

In addition, the Anti-Monopoly Law of PRC requires that the anti-monopoly enforcement agencies and departments shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. What’s more, the Anti-Monopoly Law is also undergoing its first major revision recently. On April 21, 2021, the Standing Committee of the National People’s Congress released the 2021 Legislative Work Plan, in which the Law Proposal for Initial Deliberation included the draft revision of the Anti-Monopoly Law. On October 23, 2021, the 31st Meeting of the 13th Standing Committee of the National People's Congress reviewed the Draft Amendment of the Anti-Monopoly Law of the PRC (the “Draft Amendment of Anti-Monopoly Law”) and solicited opinions from the public. In response to the abuse of market dominance in the field of Internet platform economy, the Draft Amendment of Anti-Monopoly Law clearly stipulated that operators must not abuse data and algorithms, technology, capital advantages, and platform rules to exclude or restrict competition. Utilizing data, algorithms, technology, and platform rules to set up obstacles to impose unreasonable restrictions on other operators by an operator with a dominant market position, shall be defined as an act of abusing the dominant market position.

As for the rapid development of the Internet platform economy in PRC, relevant administrative and judicial agencies and departments published various opinions and guidelines to regulate certain activities involved. On February 7, 2021, the Anti-Monopoly Committee of the State Council published the Anti-Monopoly Guidelines for the Internet Platform Economy Sector, which stipulated that any concentration of undertakings involving variable interest entities is subject to anti-monopoly review, and elaborated on the issues related to the platform economy, such as "price discrimination against existing customers enabled by big data” and "tying arrangements". At the press conference of the Supreme People’s Court of PRC (“the Supreme People’s Court”) held on April 22, 2021, the Vice President of Intellectual Property Tribunal in the Supreme People’s Court stated that the Supreme People’s Court supported and supervised the administrative law-enforcement departments in performing their duties in accordance with the laws and regulations concerning anti-monopoly, and promotes the cooperation of the administrative law-enforcement departments and the judicial system to stop and crack down monopolistic activities in the Internet industry. On August 17, 2021, the State Administration for Market Regulation solicited opinions on the Regulations on Prohibition of Internet Unfair Competition Behaviors (Draft for Public Comments), under which some Internet unfair competition behaviors will face stricter and more detailed supervision. On August 30, 2021, the 21st Meeting of the Central Committee for Comprehensive Deepening Reform deliberated and approved the Opinions on Strengthening Anti-monopoly and Deepening the Implementation of Fair Competition Policies, which pointed out the direction, clarified tasks, and put forward requirements for strengthening anti-monopoly work. The State Administration for Market Regulation released the Annual Report on China's Anti-monopoly Law Enforcement (2020) in September 2021, which specifically mentioned the strengthening of anti-monopoly supervision in the field of platform economy, and relevant departments would strengthen Anti-Monopoly Law enforcement in the field of platform economy and guide enterprises to operate in compliance with laws and regulations, to promote the orderly, innovative and healthy development of the platform economy.

The approval of the CSRC or other PRC government authorities may be required in connection with our offshore offerings under the PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval.

The M&A Rules requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC persons or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and our offshore offerings may ultimately require approval of the CSRC. If the CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for any of our offshore offerings, or a rescission of such approval if obtained by us, would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on the business operations in China, restrictions or limitations on our ability to pay dividends outside of China, conduction of regulatory conversations on us, issuance of regulatory concern letters and warning letters, designation of intermediaries to conduct inspection on the operations in China, prohibition of transferring or disposing of the property, and other forms of sanctions that may materially and adversely affect the business, financial condition, and results of operations.

Our PRC legal counsel has advised us that, based on its understanding of the current PRC laws and regulations, we, our PRC subsidiary and the VIE will not be required to submit an application to the CSRC or the CAC or other PRC regulatory authorities for the approval of the listing and trading of our ordinary shares because (i) the CSRC or the CAC or other PRC regulatory authorities currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, (ii) our wholly-owned PRC subsidiary was not established through a merger or requisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules, and (iii) no provision in this regulation clearly classifies contractual arrangements as a type of transaction subject to its regulation. However, we cannot assure you that relevant PRC government authorities, including the CSRC, would reach the same conclusion as our PRC legal counsel. If it is determined that the CSRC or the CAC or other PRC regulatory authorities’ approval is required for our offshore offerings, we, our PRC subsidiary or the VIE may face regulatory actions or other sanctions from the CSRC or the CAC or other PRC regulatory authorities. Currently, we, our PRC subsidiary or the VIE have not submitted any application to the CSRC or the CAC or other PRC government authorities for the approval of listing and trading of our ordinary shares, since relevant official guidance and implementation rules have not been issued yet and remain unclear at this stage concerning the offshore offering of China-based overseas-listed companies. We cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us, our PRC subsidiary or the VIE. If it is determined in the future that approval from the CSRC or other regulatory authorities or other procedures are required for our offshore offerings, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval or completion could be rescinded. Any failure to obtain or delay in obtaining such approval or completing such procedures for our offshore offerings, or a rescission of any such approval if obtained by us, would subject us, our PRC subsidiary or the VIE to sanctions by the CSRC the CAC or other PRC regulatory authorities for failure to seek CSRC the CAC or approval or other government authorization for our offshore offerings. These regulatory authorities may impose fines and penalties on our PRC subsidiary's and the VIE's operations in China, limit our ability to pay dividends outside of China, limit our PRC subsidiary's and the VIE's operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our and the VIE's business, financial condition, results of operations, and prospects, as well as the trading price of our shares. The CSRC the CAC or other PRC regulatory authorities also may take actions requiring us, our PRC subsidiary or the VIE, or making it advisable for us, our PRC subsidiary or the VIE, to halt our offshore offerings before settlement and delivery of the shares offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC the CAC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our offshore offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our and the VIE's business, prospects, financial condition, reputation, and the trading price of the shares.

PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiary, the VIE and the VIE's subsidiary, which could materially and adversely affect such PRC entities' liquidity and our ability to fund and expand our business.

We may transfer funds to our PRC subsidiary, the VIE and the VIE's subsidiary or finance such PRC entities by means of shareholder’s loans or capital contributions using proceeds of our offshore financing. Any loans to our PRC subsidiary, the VIE and the VIE's subsidiary, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital contributions we make to our PRC subsidiary, the VIE and the VIE's subsidiary shall be registered with the PRC State Administration for Market Regulation or its local counterparts, and filed with the Ministry of Commerce or its local counterparts.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Administration Measures on Conversion of Foreign Exchange Registered Capital of Foreign-invested Enterprises, or SAFE Circular 19 (2015). SAFE Circular 19 (2015) allows foreign invested enterprises in China to use their RMB registered capital converted from foreign currencies to make equity investments, but such registered capital must not be used, among other things, for investment in the security markets, or offering entrustment loans, unless otherwise regulated by other laws and regulations. On June 9, 2016, SAFE further issued the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16 (2016), which, among other things, amended certain provisions of Circular 19 (2015). According to SAFE Circular 19 (2015) and SAFE Circular 16 (2016), the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign invested company is regulated such that RMB capital may not be used for purposes beyond its business scope or to provide loans to non-affiliates unless otherwise permitted under its business scope. On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or SAFE Circular 28 (2019), which removes the restrictions on domestic equity investments by non-investment foreign-invested enterprises with their capital funds, provided that certain conditions are met. On April 10, 2020, SAFE promulgated Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, or SAFE Circular 8 (2020), which simplifies the procedures of domestic payments with the use of registered capital, foreign debt and overseas listing by qualified enterprises. On December 31, 2020, People's Bank of China, together with National Development and Reform Commission, Ministry of Commerce, State-owned Assets Supervision and Administration Commission of the State Council, China Banking and Insurance Regulatory Commission, and SAFE, jointly issued the Notice on Further Optimizing Cross-border RMB Policies to Support the Stabilization of Foreign Trade and Foreign Investment, or PBOC Notice 330 (2020), which came into force on February 4, 2021. The PBOC Notice 330 (2020) aims to optimize the administration of cross-border RMB investment and financing by taking measures to relax the restrictions on the use of RMB income under certain capital accounts, facilitating reinvestment in China by foreign-invested enterprises, canceling the relevant special account management requirements for foreign direct investment, optimizing the administration of overseas RMB borrowings of domestic enterprises and simplifying the administration of overseas RMB loans of domestic enterprises. However, the implementation of PBOC Notice 330 (2020) may still has regional differences, which depends on the domestic banks located in different provinces.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our PRC subsidiary, the VIE and the VIE's subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from our offshore financing and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our PRC subsidiary's, the VIE's or the VIE's subsidiary's liquidity and our ability to fund and expand our and the VIE's business.

Risks Related to Our Corporate Structure

If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC subsidiary that conduct all or substantially all of our operations.

Foreign ownership in entities that provide value-added telecommunication services is subject to restrictions under current PRC laws and regulations. Skillful Craftsman Education Technology Limited is a Cayman Islands holding company and our PRC subsidiary, Craftsman Wuxi, is considered a foreign-invested enterprise. To comply with PRC laws and regulations, the VIE, Wuxi Wangdao, operates our website and holds the ICP license for doing so. As a result of the contractual arrangements, Skillful Craftsman is the primary beneficiary of the VIE for accounting purposes and is able to consolidate the financial results of the VIE and its subsidiary in the consolidated financial statements in accordance with U.S. GAAP. Neither we nor our investors own any equity ownership in, direct foreign investment in, or control through such ownership/investment of the VIE, and Skillful Craftsman does not have business operations as the holding company. These contractual arrangements have not been tested in a court of law in the PRC. For a detailed description of these contractual arrangements, see “Item 4. Information on the Company—C. Organizational Structure” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated by reference.

In the opinion of V&T Law Firm, our PRC legal counsel, (i) the ownership structure of Craftsman Wuxi does not result in any violation of PRC laws or regulations currently in effect; (ii) the operations of the current ownership structure have obtained all requisite permissions in accordance with the PRC laws currently in effect; and (iii) the contractual arrangements among Craftsman Wuxi and Wuxi Wangdao and its shareholders governed by PRC laws are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. Our PRC legal counsel was also of the opinion that there are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel. In addition, it is uncertain whether any new PRC laws, rules or regulations relating to VIE structures will be adopted or if adopted, what effect they may have on our corporate structure. The Foreign Investment Law that came into effect on January 1, 2020, does not mention concepts including “de facto control” and “controlling through contractual arrangements,” nor does it specify the regulation on controlling through contractual arrangements. The Reply of the Spokesman of CSRC concerning the Reporters’ questions (the “December 5th Reply”), published on the official website of CSRC on December 5, 2021, stated that CSRC and relevant regulatory authorities have always maintained an open attitude towards companies choosing overseas listing, and fully respected companies' independent choice of listing locations in accordance with relevant laws and regulations. The December 5th Reply also clarified that recent media reports which asserted that PRC regulatory authorities would prohibit agreement-controlled (VIE) enterprises from listing overseas and promote the delisting of Chinese companies listed in the United States is a complete misunderstanding. Moreover, some PRC companies are actively communicating with domestic and foreign regulatory agencies to promote listing in the United States according to the December 5th Reply. Also, the December 5th Reply acknowledged that recent laws and regulations concerning cybersecurity, personal information protection, and financial activities are aimed at promoting a healthier and more sustainable development of the economy, instead of a suppression of specific industries or private enterprises or prohibition of overseas listing activities of PRC companies. Due to the uncertainty regarding the legal system in China, especially the enforcement of laws and the rules and regulations in China can change quickly with little advance notice, we still face risks concerning the legality of overseas issuance of securities. If more oversight and control over overseas offerings and/or foreign investment are imposed on PRC companies, or China-based issuers, any such action may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

If, as a result of our contractual arrangements with Wuxi Wangdao, we or Wuxi Wangdao is found to be in violation of any existing or future PRC laws or regulations, or such contractual arrangement is determined as illegal and invalid by the PRC courts, arbitral tribunals or regulatory authorities, or we or Wuxi Wangdao fail to obtain, maintain or renew any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including: (i) revoking the business licenses and/or operating licenses of Craftsman Wuxi and/or Wuxi Wangdao; (ii) discontinuing or restricting the conduct of any transactions between Craftsman Wuxi and Wuxi Wangdao; (iii) limiting the business expansion in China by way of entering into contractual arrangements; (iv) imposing fines, confiscating the income from Wuxi Wangdao, or imposing other requirements with which we or Wuxi Wangdao may not be able to comply with; (v) shutting down the servers or blocking the websites; (vi) requiring us to restructure the ownership structure or operations, including terminating the contractual arrangements with Wuxi Wangdao and deregistering the equity pledges of Wuxi Wangdao; (vii) restricting or prohibiting our use of the proceeds of our initial public offering to finance our business and operations in China; (viii) imposing additional conditions or requirements with which we or Wuxi Wangdao may not be able to comply with; or (xi) take other regulatory or enforcement actions against us or Wuxi Wangdao that could be harmful to the business. The imposition of any of these penalties could result in a material and adverse effect on our or Wuxi Wangdao's ability to conduct the business and on the results of operations. If any of these penalties results in our inability to direct the activities of Wuxi Wangdao that most significantly impact its economic performance, and/or our failure to receive the economic benefits and absorb losses from Wuxi Wangdao, we may not be able to consolidate Wuxi Wangdao in our consolidated financial statements in accordance with U.S. GAAP. As a result, our shares may decline in value or become worthless.

We may rely on dividends and other distributions on equity paid by our subsidiaries in the PRC and Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct the business.

Under our current corporate structure, our ability to pay dividends depends upon dividends paid by our Hong Kong subsidiary, which in turn depends on dividends paid by our PRC subsidiary, which further depends on payments from the VIE under the VIE Agreements. To the extent cash or assets in the business is in the PRC or Hong Kong or a PRC or Hong Kong entity, and may need to be used to fund operations outside of the PRC or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our, our subsidiaries’ or the VIE’s ability to transfer cash and assets.

Although we consolidate the results of the VIE entity and its subsidiaries, we only have access to the assets or earnings of the VIE and its subsidiaries through the VIE Agreements. If the PRC authorities determine that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if current regulations change or are interpreted differently in the future, our ability to settle amount owed by the VIE under the VIE agreements may be seriously hindered. In addition, if our existing PRC subsidiary or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Our wholly owned subsidiary in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC laws, each of our subsidiary, the VIE and the VIE’s subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, after making an allocation to the statutory reserve funds from their after-tax profits, our wholly owned subsidiary in China, the VIE and the VIE’s subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

Remittance of dividends by our wholly owned subsidiary out of China is subject to examination by the banks designated by SAFE. Approvals by or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, our PRC subsidiary may not be able to pay dividends in foreign currencies to us and our access to cash generated from its operations will be restricted.

Our Hong Kong subsidiary may be considered a non-resident enterprise for tax purposes, so that any dividends our PRC subsidiary pays to our Hong Kong subsidiary may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%. If we are required under the PRC Enterprise Income Tax Law to pay income tax for any dividends we receive from our subsidiaries in China, or if our Hong Kong subsidiary is determined by PRC government authority as receiving benefits from reduced income tax rate due to a structure or arrangement that is primarily tax-driven, it would materially and adversely affect the amount of dividends, if any, we may pay to our shareholders.

If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders, including our ADS holders, may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders, including our ADS holders, and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% which in the case of dividends may be withheld at source. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

Risks Related to Our Ordinary Shares

Sales by the selling shareholder of the ordinary shares could adversely affect the trading price of our ordinary shares.

We are registering with this registration statement for resale of 2,900,000 ordinary shares issued by us to the selling shareholders according to certain equity transfer agreement. The ordinary shares registered by this registration statement represent approximately 19.5% of our issued and outstanding ordinary shares as of the date of this prospectus, which but exclude ordinary shares being registered hereunder. Consequently, the resale of all or a substantial portion of the ordinary shares in the public market, or the perception that these sales might occur, could cause the market price of our ordinary shares to decrease and may make it difficult for us to sell our equity securities in the future at a time and upon terms we deem appropriate.

In addition, our issuance of these ordinary shares has caused the proportionate ownership interest in us of our existing shareholders, to decrease, with a corresponding decrease in the relative voting power of such existing shareholders.

Raising additional capital may cause dilution to our holders, including purchasers of our ordinary shares in this offering, restrict the operations or require us to relinquish rights to the technologies or product candidates.

We expect that significant additional capital may be needed in the future to continue the planned operations, including developing and introducing new courses, conducting research and development activities and costs associated with operating a public company. Until such time, if ever, as we can generate substantial revenue through the VIE's business operations, we expect to finance the cash needs through any or a combination of securities offerings, debt financings, license and collaboration agreements and research grants. If we raise capital through securities offerings, such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to the holders of our ordinary shares.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing and preferred equity financing, if available, could result in fixed payment obligations, and we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions.

If we raise additional funds through collaborations, strategic alliances or other arrangements with third parties, we may be required to relinquish valuable rights to the technologies, future revenue streams, or to agree to terms that may not be favorable to us. In addition, we could also be required to seek funds through arrangements with collaborators or others at an earlier stage than otherwise would be desirable. If we are unable to raise additional funds through equity or debt financings when needed, we or the VIE may be required to delay, limit, reduce or terminate product development or future commercialization efforts or grant rights to a third party to develop and market product candidates that would otherwise prefer to develop and market itself. Raising additional capital through any of these or other means could adversely affect the business and the holdings or rights of our shareholders, and may cause the market price of our ordinary shares to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Information on the Company,” “Risk Factors” and “Operating and Financial Review and Prospects” incorporated by reference from our most recent Annual Report on Form 20-F, as well as any amendments thereto, filed with the SEC.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” as well as statements in the future tense or the negative or plural of those terms, and similar expressions intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

Any statements in this prospectus or in the documents incorporated by reference herein about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act, these forward-looking statements include, without limitation, statements regarding:

•	the impact of the COVID-19 pandemic on the business operations, research and development and potential disruption in the operations and business of third-party service providers and collaborators with whom the VIE conducts business;

•	our and the VIE's goals and strategies;

•	our and the VIE's future business development, financial condition and results of operations;

•	the expected growth of the online education industry, particularly, in China;

•	our expectations regarding demand for and market acceptance of the VIE's marketplace’s products and services;

•	our expectations regarding the VIE's platform’s base of borrowers and investors;

•	our plans to invest in the VIE's platform;

•	the VIE's relationships with its partners;

•	competition in the industry; and

•	relevant government policies and regulations relating to the industry.

You should refer to “Risk Factors” in Item 3.D. to our most recent Annual Report on Form 20-F filed with the SEC on July 20, 2021 and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that filed after the date hereof and incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

You should read this prospectus (as supplemented or amended), together with the documents we have filed with the SEC that are incorporated by reference, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and the information incorporated by reference in this prospectus may contain market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus and in the information incorporated by reference in this prospectus is generally reliable, such information is inherently imprecise.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021 on:

•	an actual basis; and

•	an as adjusted basis to reflect the issuance of 2,900,000 ordinary shares at a price of $1.60 that are being registered hereunder that have been issued by us to the selling shareholders pursuant to certain equity transfer agreement dated May 25, 2021.

You should read this table in conjunction with other sections of this prospectus (as supplemented or amended) and any documents that they incorporate by reference, including our consolidated financial statements and the related notes.

	As of March 31, 2021
	Actual	As Adjusted
Cash and cash equivalents	$2,736,708	$2,736,708
Equity:
Ordinary shares, par value $0.0002 per share, 500,000,000 shares authorized; 12,000,000 shares issued and outstanding, actual; and 14,900,000 shares issued and outstanding, as adjusted	2,400	2,980
Additional paid-in capital	13,415,987	18,055,407
Statutory reserve	745,590	745,590
Accumulated profits	30,419,177	30,419,177
Accumulated other comprehensive income	$982,018	$982,018
Total shareholders’ equity	45,565,172	50,205,172
Total capitalization	$45,565,172	$50,205,172

The number of ordinary shares outstanding in the table above is based on 12,000,000 ordinary shares outstanding as of March 31, 2021 on an actual basis.

USE OF PROCEEDS

Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

CERTAIN FINANCIAL INFORMATION

Financial Results

The following consolidated balance sheets as of March 31, 2021 and September 30, 2021 (unaudited), unaudited consolidated statements of operations and comprehensive income for the six months ended September 30, 2020 and 2021, and unaudited summary consolidated statements of cash flows for the six months ended September 30, 2020 and 2021, which are derived from the Form 6-K containing our unaudited consolidated financial statements for the six months ended September 30, 2021 furnished to the SEC on December 22, 2021 and incorporated by reference herein, have been prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

The following table presents our unaudited consolidated balance sheets for the periods indicated:

	As of
	March 31, 2021	September 30, 2021
	(US$)
	(Audited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$17,453,360	$23,712,359
Accounts receivable, net	83,980	50,246
Prepayments	1,784,537	2,903,533
Other receivables	5,713,192	186,325
Total current assets	25,035,069	26,852,463
Non-current assets
Long-term investment	—	306,498
Property and equipment, net	13,725,957	12,462,098
Intangible assets, net	20,416,461	17,144,418
Goodwill	—	4,581,112
Long-term prepayments and other non-current assets	28,406	—
Total non-current assets	34,170,824	34,494,126
TOTAL ASSETS	$59,205,893	$61,346,589
LIABILITIES
Current liabilities
Accounts payable	$113,707	$122,119
Taxes payable	448,485	292,532
Amounts due to a related party	257,037	5,764
Accrued expenses	1,051,929	920,665
Deferred tax liabilities	—	43,234
Deferred revenue-current	11,456,667	9,270,561
Total current liabilities	13,327,825	10,654,875
Non-current liabilities
Deferred revenue-noncurrent	312,896	—
Total non-current liabilities	312,896	—
TOTAL LIABILITIES	$13,640,721	$10,654,875

COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.0002 per share, 500,000,000 shares authorized; 14,900,000 and 12,000,000 shares issued and outstanding as of 30 September, 2021 and 31 March, 2021, respectively	2,400	2,980
Additional paid-in capital	13,415,987	18,055,407
Statutory reserve	745,590	746,323
Accumulated profits	30,419,177	30,375,080
Accumulated other comprehensive income	982,018	1,511,924
TOTAL SHAREHOLDERS’ EQUITY	45,565,172	50,691,714
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$59,205,893	$61,346,589

The following table presents our unaudited consolidated statements of operations and comprehensive income for the periods indicated:

	For the six months ended September 30,
	2020	2021
	(US$)
	(Unaudited)	(Unaudited)
Revenue	$15,313,780	$11,851,792
Cost of revenue	(6,826,879)	(8,255,007)
Gross income	8,486,901	3,596,785
Operating expenses:
Selling and marketing expenses	(879,812)	(720,191)
General and administrative expenses	(1,499,774)	(2,293,011)
Total operating expenses	(2,379,586)	(3,013,202)
Income from operations	6,107,315	583,583
Interest income	30,292	31,237
Investment loss	—	(1,897)
Government grant	—	493
Foreign currency exchange loss	—	(48,819)
Loss on disposals of equipment	—	(54,147)
Other expenses, net	(909)	(2,147)
Income before income taxes	6,136,698	508,303
Income tax expense	(1,744,005)	(551,667)
Net (loss)/income	$4,392,693	$(43,364)
Other comprehensive income/(loss):
Foreign currency translation adjustment	1,246,805	529,906
Total comprehensive income	5,639,498	486,542
Net earnings per ordinary share, basic and diluted	$0.44	$0.00
Weighted average number of ordinary shares, basic and diluted	10,000,000	12,475,410

The following table presents our unaudited summary consolidated statements of cash flows for the periods indicated:

	For the six months ended September 30,
	2020	2021
	(US$)
Net cash generated from operating activities	$6,584,842	$1,765,733
Net cash (used in)/generated from investing activities	(14,242,349)	4,447,027
Net cash generated from financing activities	13,243,554	—
Effects of foreign currency translation	(67,122)	46,239
Net increase in cash and cash equivalents	5,518,925	6,258,999
Cash and cash equivalents at beginning of period	11,931,714	17,453,360
Cash and cash equivalents at end of period	$17,450,639	$23,712,359

Six months ended September 30, 2021 as compared to six months ended September 30, 2020

Revenue

Revenue decreased from $15.3 million for the six months ended September 30, 2020 to $11.9 million for the six months ended September 30, 2021, representing a decrease of $3.5 million, or 22.6%. We generated approximately 99.0% of our total revenue from online education services in the six months ended September 30, 2021, as compared to 99.1% in the six months ended September 30, 2020. Among the revenue generated from online education services, approximately 80.0% of the revenue generated from the online education services was generated from online VIP membership revenue and 20.0% from online SVIP membership revenue in the six months ended September 30, 2021, as compared to 85.9% and 14.1%, respectively, in the six months ended September 30, 2020. We believe that the decrease of our revenue was partially due to the recovery from the impact of COVID-19. The demand for online education has shrunk since the students gradually go back to campus to take courses offline. The training demand from workers in rural areas has also decreased because of urbanization. Besides, the enrichment of the VIE's courseware was still in process and the new system had not yet been deployed and activated. The VIE keeps improving its online educational platform to enlarge its customer base.

Cost of revenue

Cost of revenue increased from $6.8 million in the six months ended September 30, 2020 to $8.3 million in the six months ended September 30, 2021, representing an increase of $1.4 million, or 20.9%. The increase of cost of revenue was mainly due to the increase of $0.8 million in the amortization of the new purchase of courseware and software copyrights, and the increase of $0.6 million in the virtual simulation fee.

Operating expenses

Operating expenses increased from $2.4 million for the six months ended September 30, 2020 to $3.0 million for the six months ended September 30, 2021, representing an increase of $0.6 million, or 26.6%. Operating expenses primarily consisted of selling and marketing expenses and general and administrative expenses.

Selling and marketing expenses decreased by $0.2 million, or 18.1%, primarily due to a decrease in the promotion expenses and telecommunications service fees.

General and administrative expenses increased by $0.8 million, or 52.9%, primarily in relation to the compensation paid to the employees, the audit fee and the insurance fee newly incurred for the six months ended September 30, 2021.

Investment loss

In August 2021, we invested in Hunan Medical Star Technology Co., Ltd. (“Medical Star”) through purchase of its ordinary shares, with a total cash consideration of $308,385 (RMB2,000,000) to acquire 20% shareholding interests in Medical Star. We have recognized a loss of $1,897 from the long-term investment in Medical Star for the six months ended September 30, 2021.

Income before tax

Income before tax decreased from $6.1 million for the six months ended September 30, 2020 to $0.5 million for the six months ended September 30, 2021, representing a decrease of $5.6 million, or 91.7%.

Net income/(loss)

As a result of the foregoing, net loss for the six months ended September 30, 2021 was $43,364, representing a change of $4.4 million from net income of $4.4 million for the six months ended September 30, 2020.

Financial Information Related to the VIE and Parent

The VIE contributed to 100% of our consolidated revenue for the fiscal years ended March 31, 2019, 2021 and 2020 and for the six months ended September 30, 2021. The VIE contributed to 91% consolidated assets and 139% of consolidated liabilities as of September 30, 2021. The VIE contributed to 87% consolidated assets and 93% of consolidated liabilities as of March 31, 2021. The VIE contributed to 100% consolidated assets and liabilities as of March 31, 2019 and 2020. We demonstrate the reconciliation of the financial position, results of operations and cash flows as follows:

Financial Information as of and for the Six Months Ended September 30, 2021

	As of September 30, 2021
	Parent	VIE	Hong Kong Subsidiary		WFOE	Eliminating entries	Total
ASSETS
Current assets
Cash and cash equivalents	$4,185,591	$18,770,098	$9,943		$746,727	$-	$23,712,359
Accounts receivable, net	-	50,246	-		-	-	50,246
Prepayments and other current assets	4,916,222	2,947,104	8,272		-	(4,968,065)	2,903,533
Deferred expenses	23,811	-	-		-	(23,811)	-
Investment in subsidiaries and VIE	42,852,027	-	-		-	(42,852,027)	-
Other receivables	-	-	-		712,022	(525,697)	186,325
Total current assets	51,977,651	21,767,448	18,215		1,458,749	(48,369,600)	26,852,463
Non-current assets
Long-term investment	-	-		-	306,498	-	306,498
Property and equipment, net	-	12,462,098	-		-	-	12,462,098
Intangible assets, net	-	16,938,440	-		205,978	-	17,144,418
Goodwill	-	4,581,112	-		-	-	4,581,112
Long-term prepayments and other non-current assets	-	-	-		-	-	-
Total non-current assets	-	33,981,650	-		512,476	-	34,494,126
TOTAL ASSETS	$51,977,651	$55,749,098	$18,215		1,971,225	$(48,369,600)	$61,346,589
LIABILITIES
Current liabilities
Accounts payable	$-	$122,119	$-		-	$-	$122,119
Taxes payable	-	292,532	-		-	-	292,532
Amounts due to a related party	1,297	-	21,980		97	(17,610)	5,764
Accrued expenses	330,898	5,112,480	-		23,508	(4,546,221)	920,665
Deferred tax liabilities	-	43,234	-		-	-	43,234
Amounts due to subsidiaries and VIE	953,742(1)	-	-		-	(953,742)	-
Deferred revenue-current	-	9,270,561	-		-	-	9,270,561
Total current liabilities	1,285,937	14,840,926	21,980		23,605	(5,517,573)	10,654,875
Non-current liabilities
Deferred revenue-noncurrent	-	-	-		-	-	-
Total non-current liabilities	-	-	-		-	-	-
TOTAL LIABILITIES	$1,285,937	$14,840,926	$21,980		23,605	$(5,517,573)	$10,654,875
COMMITMENTS AND CONTINGENCIES	-	-	-			-	-
SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.0002 per share, 500,000,000 shares authorized; 14,900,000 shares issued and outstanding as of 30 September, 2021	2,980	1,619,774	10,000		2,010,000	(3,639,774)	2,980
Additional paid-in capital	18,055,407	-	-		-	-	18,055,407
Statutory reserve	746,323	746,323	-		-	(746,323)	746,323
Accumulated profits	30,375,080	37,005,209	4,104		(47,034)	(36,962,279)	30,375,080
Accumulated other comprehensive income/(loss)	1,511,924	1,536,866	(17,869)		(15,346)	(1,503,651)	1,511,924
TOTAL SHAREHOLDERS’ EQUITY	50,691,714	40,908,172	(3,765)		1,9747,620	(42,852,027)	50,691,714
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$51,977,651	$55,749,098	$18,215		1,971,225	$(48,369,600)	$61,346,589

Note:

(1) representing the amount our Cayman Islands holding company owed to the VIE as of September 30, 2021 in relation to the expenses incurred in our initial public offering in 2020 the VIE paid on our behalf

	For the six months ended September 30, 2021
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Revenue	$-	$11,851,792	$-	$-	$-	$11,851,792
Cost of revenue	-	(8,255,007)	-	-	-	(8,255,007)
Gross income	-	3,596,785	-	-	-	3,596,785

Operating expenses:
Selling and marketing expenses	-	(720,191)	-	-	-	(720,191)
General and administrative expenses	(1,587,311)	(660,502)	-	-		(2,293,011)
Total operating expenses	(1,587,311)	(1,380,693)	-	(45,198)	-	(3,013,202)
Income from operations	(1,587,311)	2,216,092	-	(45,198)	-	583,583
Interest income	-	30,093	3	133	1,008	31,237
Investment loss	-	-	-)	(1,837)	-	(1,897)
Government grant	-	493	-	-	-	493
Foreign currency exchange loss	(55,907)	-	-	7,088		(48,819)
Loss on disposals of equipment	-	(54,147)	-	-		(54,147)
Share of profit in subsidiaries and VIE	1,600,703	-	-	-	(1,600,703)	-
Other expenses, net	(849)	(166)	(60)	(64)	(1,008)	(2,147)
Income before income taxes	(43,364)	2,192,365	(57)	(39,938)	(1,600,703)	508,303
Income tax expense	-	(551,667)	-	-	-	(551,667)
Net income	$(43,364)	$1,640,698	$(57)	(39,938)	$(1,600,703)	$(43,364)

Other comprehensive income/(loss):
Foreign currency translation adjustment	529,906	529,906	(2)	-	(554,685)	529,906
Total comprehensive income	486,542	2,170,604	(59)	(39,938)	(2,155,388)	486,542

	For the six months ended September 30, 2021
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Net cash provided by operating activities	$3,468,883	$4,630,397	$(26)	$(735,788)	$(7,090,108)	$1,765,733
Net cash used in investing activities	(2,020,000)	(598,310)	(2,010,000)	(512,476)	7,065,337	4,447,027
Net cash provided by financing activities	-	-	2,020,000	2,010,000	-	-
Effects of exchange rate changes on cash	-	21,468	(30)	(15,119)	24,771	46,239
Net cash inflow	$1,448,883	$4,053,555	$9,944	$746,617	$-	$6,258,999

Financial Information as of and for the Fiscal Year Ended March 31, 2021

	As of March 31, 2021
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
ASSETS
Current assets
Cash and cash equivalents	$2,736,708	$14,716,543	$-	$109	$-	$17,453,360
Accounts receivable, net	-	83,980	-	-	-	83,980
Prepayments and other current assets	5,789,634	1,657,531	8,272	-	(5,670,900)	1,784,537
Deferred expenses	50,562	-	-	-	(50,562)	-
Investment in subsidiaries and VIE	38,701,420	-	-	-	(38,701,420)	-
Other receivables	-	850,517	-	-	4,862,675	5,713,192
Total current assets	47,278,324	17,308,571	8,272	109	(39,560,207)	25,035,069
Non-current assets
Property and equipment, net	-	13,725,957	-	-	-	13,725,957
Intangible assets, net	-	20,416,461	-	-	-	20,416,461
Long-term prepayments and other non-current assets	-	28,406	-	-	-	28,406
Total non-current assets	-	34,170,824	-	-	-	34,170,824
TOTAL ASSETS	$47,278,324	$51,479,395	$8,272	109	$(39,560,207)	$59,205,893
LIABILITIES
Current liabilities
Accounts payable	$-	$113,707	$-	-	$-	$113,707
Taxes payable	-	448,485	-	-	-	448,485
Amounts due to a related party	252,602	-	61,878	96	(57,539)	257,037
Accrued expenses	562,715	385,292	-	7,335	96,587	1,051,929
Amounts due to subsidiaries and VIE	897,835	-	-	-	(897,835)	-
Deferred revenue-current	-	11,456,667	-	-	-	11,456,667
Total current liabilities	1,713,152	12,404,151	61,878	7,431	(858,787)	13,327,825
Non-current liabilities
Deferred revenue-noncurrent	-	312,896	-	-	-	312,896
Total non-current liabilities	-	312,896	-	-	-	312,896
TOTAL LIABILITIES	$1,713,152	$12,717,047	$61,878	7,431	$(858,787)	$13,640,721
COMMITMENTS AND CONTINGENCIES	-	-	-	-	-	-
SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.0002 per share, 500,000,000 shares authorized; 12,000,000 and 9,000,000 shares issued and outstanding as of March 31, 2021 and 2020, respectively	2,400	1,619,774	-	-	(1,619,774)	2,400
Additional paid-in capital	13,415,987	-	-	-	-	13,415,987
Statutory reserve	745,590	745,590	-	-	(745,590)	745,590
Accumulated profits	30,419,177	35,365,243	4.161	(7,095)	(35,362,309)	30,419,177
Accumulated other comprehensive income/(loss)	982,018	1,031,741	(57,994)	(227)	(973,747)	982,018
TOTAL SHAREHOLDERS’ EQUITY	45,565,172	38,762,348	(53,606)	(7,322)	(38,701,420)	45,565,172
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$47,278,324	$51,479,395	$8,272	$109	$(39,560,207)	$59,205,893

	For the fiscal year ended March 31, 2021
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Revenue	$-	$29,168,546	$-	$-	$-	$29,168,546
Cost of revenue	-	(14,712,411)	-	-	-	(14,712,411)
Gross income	-	14,456,135	-	-	-	14,456,135

Operating expenses:
Selling and marketing expenses	-	(1,807,132)	-	-	-	(1,807,132)
General and administrative expenses	(2,493,845)	(1,153,173)	3,809	(6,811)	(4,429)	(3,654,449)
Total operating expenses	(2,493,845)	(2,960,305)	3,809	(6,811)	(4,429)	(5,461,581)
Income from operations	(2,493,845)	11,495,830	3,809	(6,811)	(4,429)	8,994,554
Interest income	-	57,165	-	-	1,781	58,946
Investment loss	(2,436,809)	-	-	-	-	(2,436,809)
Government grant	-	369,170	-	-	-	369,170
Share of profit in subsidiaries and VIE	8,428,844	-	-	-	(8,428,844)	-
Other expenses, net	(185)	(6,655)	-	68	(1,781)	(8,553)
Income before income taxes	3,498,005	11,915,510	3,809	(6,743)	(8,433,273)	6,977,308
Income tax expense	-	(3,479,303)	-	-	-	(3,479,303)
Net income	$3,498,005	$8,436,207	$3,809	$(6,743)	$(8,433,273)	$3,498,005

Other comprehensive income/(loss):
Foreign currency translation adjustment	2,388,306	2,388,306	(455)	-	(2,387,851)	2,388,306
Total comprehensive income	5,886,311	10,824,513	(3,354)	(6,734)	(10,821,124)	5,886,311

	For the fiscal year ended March 31, 2021
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Net cash provided by operating activities	$(2,506,846)	$13,927,170	$-	$109	$(665,949)	$10,754,484
Net cash used in investing activities	(8,000,000)	(12,864,697)	-	-	(1)	(20,864,698)
Net cash provided by financing activities	13,243,554	-	-	-	-	13,243,554
Effects of exchange rate changes on cash	-	1,722,356	-	-	665,950	2,388,306
Net cash inflow	$2,736,708	$2,784,829	$-	$109	$-	$5,521,646

Financial Information as of and for the Fiscal Year Ended March 31, 2020

	As of March 31, 2020
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
ASSETS
Current assets
Cash and cash equivalents	$-	$11,931,714	$-	$-	$-	$11,931,714
Accounts receivable, net	-	78,785	-	-	-	78,785
Prepayments and other current assets	1,752	1,961,350	-	-		1,963,102
Investment in subsidiaries and VIE	27,880,296	-	-	-	(27,880,296)	-
Other receivables	-	-	-	-		-
Total current assets	27,882,048	13,971,849	-	-	(27,880,296)	13,973,601
Non-current assets
Property and equipment, net	-	12,324,125	-	-	-	12,324,125
Intangible assets, net	-	19,294,740	-	-	-	19,294,740
Long-term prepayments and other non-current assets	-	97,035	-	-	-	97,035
Total non-current assets	-	31,715,900	-	-	-	31,715,900
TOTAL ASSETS	$27,882,048	$45,687,749	$-	-	$(27,880,296)	$45,689,501
LIABILITIES
Current liabilities
Accounts payable	$-	$249,086	$-	-	$-	$249,086
Taxes payable	-	543,600	-	-	-	543,600
Accrued expenses	-	227,525	-	-	-	227,525
Deferred revenue-current	-	16,736,365	-	-	-	16,736,365
Total current liabilities	-	17,756,576	-	-	-	17,756,576
Non-current liabilities
Deferred revenue-noncurrent	-	50,877	-	-	-	50,877
Total non-current liabilities	-	50,877	-	-	-	50,877
TOTAL LIABILITIES	$-	$17,807,453	$-	-	$-	$17,807,453
COMMITMENTS AND CONTINGENCIES	-	-	-	-	-	-
SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.0002 per share, 500,000,000 shares authorized; 12,000,000 and 9,000,000 shares issued and outstanding as of March 31, 2021 and 2020, respectively	1,800	1,619,823	-	-	(1,619,823)	1,800
Additional paid-in capital	1,619,774	-	-	-	-	1,619,774
Statutory reserve	745,590	745,590	-	-	(745,590)	745,590
Accumulated profits	26,921,172	26,921,171	-	-	(26,921,171)	26,921,172
Accumulated other comprehensive income/(loss)	(1,406,288)	(1,406,288)	-	-	1,406,288	(1,406,288)
TOTAL SHAREHOLDERS’ EQUITY	27,882,048	27,880,296	-	-	(27,880,296)	27,882,048
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$27,882,048	$45,687,749	$-	$-	$(27,880,296)	$45,689,501

	For the fiscal year ended March 31, 2020
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Revenue	$-	$28,601,071	$-	$-	$-	$28,601,071
Cost of revenue	-	(11,797,870)	-	-	-	(11,797,870)
Gross income	-	16,803,201	-	-	-	16,803,201

Operating expenses:
Selling and marketing expenses	-	(1,520,801)	-	-	-	(1,520,801)
General and administrative expenses	-	(2,038,568)	-	-	-	(2,038,568)
Total operating expenses	-	(3,559,369)	-	-	-	(3,559,369)
Income from operations	-	13,243,832	-	-	-	13,243,832
Interest income	-	73,737	-	-	-	73,737
Investment loss	-	-	-	-	-	-
Government grant	-	-	-	-	-	-
Share of profit in subsidiaries and VIE	9,975,225	-	-	-	(9,975,225)	-
Other expenses, net	-	(3,458)	-	-	-	(3,458)
Income before income taxes	9,975,225	13,314,111	-	-	(9,975,225)	13,314,111
Income tax expense	-	(3,338,886)	-	-	-	(3,338,886)
Net income	$9,975,225	$9,975,225	$-	$-	$(9,975,225)	$9,975,225

Other comprehensive income/(loss):	-	-	-	-	-
Foreign currency translation adjustment	(1,112,209)	(1,112,209)	-	-	1,112,209	(1,112,209)
Total comprehensive income	8,863,016	8,863,016	-	-	(8,863,016)	8,863,016

	For the fiscal year ended March 31, 2020
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Net cash provided by operating activities	$-	$11,480,117	$-	$-	$-	$11,480,117
Net cash used in investing activities	-	(10,401,263)	-	-	-	(10,401,263)
Net cash provided by financing activities	-	-	-	-	-	-
Effects of exchange rate changes on cash	-	490,577	-	-	-	490,577
Net cash inflow	$-	$1,569,431	$-	$-	$-	$1,569,431

Financial Information as of and for the Fiscal Year Ended March 31, 2019

	As of March 31, 2019
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
ASSETS
Current assets:
Cash and cash equivalents	$-	$10,362,283	$-	$-	$-	$10,362,283
Accounts receivable, net	-	451,132	-	-	-	451,132
Prepayments and other current assets	1,843	900,968	-	-	-	902,811
Investment in subsidiaries and VIE	19,017,189	-	-	-	(19,017,189)	-
Total current assets	19,019,032	11,714,383	-	-	(19,017,189)	11,716,226
Non-current assets
Property and equipment, net	-	14,022,240	-	-	-	14,022,240
Intangible assets, net	-	17,799,207	-	-	-	17,799,207
Total non-current assets	-	31,821,447	-	-	-	31,821,447
TOTAL ASSETS	$19,019,032	$43,535,830	$-	-	$(19,017,189)	$43,537,673

LIABILITIES
Current liabilities
Accounts payable	$-	$10,025	$-	-	$-	$10,025
Taxes payable	-	375,337	-	-	-	375,337
Amounts due to a related party	-	-	-	-	-	-
Other payables	-	151,545	-	-	-	151,545
Deferred revenue-current	-	15,308,898	-	-	-	15,308,898
Total current liabilities	-	15,845,805	-	-	-	15,845,805
Non-current liabilities
Deferred revenue-noncurrent	-	8,672,836	-	-	-	8,672,836
Total non-current liabilities	-	8,672,836	-	-	-	8,672,836
TOTAL LIABILITIES	$-	$24,518,641	$-	$-	$-	$24,518,641

SHAREHOLDERS’ EQUITY:
Ordinary shares, par value $0.0002 per share, 500,000,000 shares authorized; 9,000,000 shares issued and outstanding	1,800	1,800	-		(1,800)	1,800
Additional paid-in capital	1,619,774	1,619,774	-	-	(1,619,774)	1,619,774
Statutory reserve	745,590	745,590	-	-	(745,590)	745,590
Accumulated profits	16,945,947	16,944,104	-	-	(16,944,104)	16,945,947
Accumulated other comprehensive (loss) /income	(294,079)	(294,079)	-	-	294,079	(294,079)
TOTAL SHAREHOLDERS’ EQUITY	19,019,032	19,017,189	-	-	(19,017,189)	19,019,032
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$19,019,032	$43,535,830	$-	$-	$(19,017,189)	$43,537,673

	For the fiscal year ended March 31, 2019
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Revenue	$-	$24,668,840	$-	$-	$-	$24,668,840
Cost of revenue	-	(9,458,559)	-	-	-	(9,458,559)
Gross profit	-	15,210,281	-	-	-	15,210,281

Operating expenses:
Selling and marketing expenses	-	(1,832,006)	-	-	-	(1,832,006)
General and administrative expenses	-	(1,899,110)	-	-	-	(1,899,110)
Total operating expenses	-	(3,731,116)	-	-	-	(3,731,116)
Income from operations	-	11,479,165	-	-	-	11,479,165
Share of profit in subsidiaries and VIE	8,675,058	-	-	-	(8,675,058)	-
Interest income	-	88,588	-	-	-	88,588
Other expenses, net	-	(195)	-	-	-	(195)
Income before income taxes	-	11,567,558	-	-	-	11,567,558
Income tax expense	-	(2,892,500)	-	-	-	(2,892,500)
Net profit	$8,675,058	$8,675,058	$-	$-	$(8,675,058)	$8,675,058
Less: net profit attributable to non-controlling interests	-	-	-	-	-	-
Net profit attributable to Skillful Craftsman Education Technology Limited’s shareholders	8,675,058	8,675,058	-	-	(8,675,058)	8,675,058
Other comprehensive (loss) /income:
Foreign currency translation adjustment	(735,192)	(735,192)	-	-	735,192	(735,192)
Total comprehensive income	$7,939,866	$7,939,866	$-	$-	$(7,939,866)	$7,939,866

	For the fiscal year ended March 31, 2019
	Parent	VIE	Hong Kong Subsidiary	WFOE	Eliminating entries	Total
Net cash generated from operating activities	$-	20,292,760	$-	$-	$-	$20,292,760
Net cash used in investing activities	-	(15,746,284)	-	-	-	(15,746,284)
Net cash generated from financing activities	-	-	-	-	-	-
Net increase in cash and cash equivalents	-	5,466,216	-	-	-	5,466,216

The roll-forward of the investments in our subsidiaries and VIE is as follows.

Balance as at March 31, 2019	$19,017,189
Net profit for the year from VIE	9,975,225
Net profit for the year from Non-VIE subsidiaries	-
Other comprehensive loss from VIE	(1,112,209)
Other comprehensive income from Non-VIE subsidiaries	-
Other adjustment	91
Balance as at March 31, 2020	$27,880,296
Net profit for the year from VIE	8,436,207
Net loss for the year from Non-VIE subsidiaries	(2,934)
Other comprehensive income from VIE	2,388,306
Other comprehensive loss from Non-VIE subsidiaries	(455)
Balance as at March 31, 2021	$38,701,420
Additional investment	2,020,000
Net profit for the period from VIE	1,640,698
Net loss for the period from Non-VIE subsidiaries	(39,995)
Other comprehensive income from VIE	529,906
Other comprehensive loss from Non-VIE subsidiaries	(2)
Balance as at September 30, 2021	$42,852,027

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those issued to the selling shareholders pursuant to an equity transfer agreement dated May 25, 2021. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. The selling shareholder may resell or otherwise dispose of the ordinary shares in the manner contemplated under “Plan of Distribution” below.

Except as otherwise disclosed in the footnotes below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us.

The following table sets forth the name of each selling shareholder, the number of ordinary shares beneficially owned by each of the respective selling shareholders as of the date of this prospectus, the number of ordinary shares that may be offered under this prospectus and the number of ordinary shares beneficially owned by the selling shareholders assuming all of the shares covered hereby are sold. The number of ordinary shares in the column “Number of Shares Being Offered” represents all of the ordinary shares that a selling shareholder may offer under this prospectus. The selling shareholders may sell some, all or none of their ordinary shares. We do not know how long the selling shareholders will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale or other disposition of any of the ordinary shares. The ordinary shares covered hereby may be offered from time to time by the selling shareholders.

The information set forth below is based upon information obtained from the selling shareholders and upon information in our possession regarding the original issuance of the ordinary shares. The percentages of shares owned after the offering are based on 14,900,000 ordinary shares outstanding as of the date of the prospectus, excluding the ordinary shares covered hereby.

	Shares Beneficially Owned Prior to Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned After Offering(2)
Name of Selling Shareholder	Number	Percent		Number	Percent
Xuejun JI(3)	2,755,000	18.5	2,755,000	—	—
Hao LIU(4)	145,000	1.0	145,000	—	—

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical form of share ownership, that is, shares held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

(2)	Assumes that all shares being registered in this prospectus are resold to third parties and that with respect to a particular selling shareholder, such selling shareholder sells all ordinary shares registered under this prospectus held by such selling shareholder.

(3)	Represents 2,755,000 ordinary shares issued to Xuejun JI on September 1, 2021 pursuant to the equity transfer agreement dated May 25, 2021. The address of Xuejun JI is Start Chambers Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

(4)	Represents 145,000 ordinary shares issued to Hao LIU on September 1, 2021 pursuant to the equity transfer agreement dated May 25, 2021. The address of Hao LIU is Office 2 on 7th Floor, No.180 Electric Road, Hong Kong.

PLAN OF DISTRIBUTION

We and any selling shareholders may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or any selling shareholder or any dealers acting for us or on our behalf or a selling shareholder may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may distribute securities from time to time in one or more of transactions:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

A prospectus supplement with respect to the offered securities will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of any underwriters, dealers or agents;

•	any public offering price or purchase price of the securities or other consideration therefor, and the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If we or any selling shareholder use underwriters for the sale of securities, they will acquire securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters' obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriter or underwriters of a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we or any selling shareholders use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we or any selling shareholder will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Sales through Agents

We or any selling shareholders may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

Direct Sales

We or any selling shareholders may also sell securities directly without using agents, underwriters, or dealers.

Market Making, Stabilization and Other Transactions

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or Exchange Act, that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in an applicable prospectus supplement.

Derivative Transactions and Hedging

We, any selling shareholders and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling shareholder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loan of Pledge of Securities

We or any selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

We or any selling shareholders may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below.

As of the date of this prospectus, our authorized share capital consists of 500,000,000 ordinary shares, par value $0.0002 per share, and 1,000,000 preference shares, par value $0.0002 per share. As of the date of this prospectus, 14,900,000 ordinary shares were issued and outstanding and no preference shares were issued and outstanding.

The following are summaries of material provisions of our memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

Dividends. Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

•	profits; or

•	“share premium account,” which represents the excess of the price paid to our company on the issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against our company.

Voting Rights. Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

As a matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company; and (ii) a special resolution requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent documents of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

Winding Up; Liquidation. Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of our company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of a property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights. Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Preference Shares

The board of directors is empowered to designate and issue from time to time one or more classes or series of preference shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2∕3% in value who attend and vote at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (2) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (3) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (4) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (2) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (3) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (4) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his or her shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his or her written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his or her shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his or her intention to dissent including, among other details, a demand for payment of the fair value of his or her shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his or her shares at a price that the company determines is the fair value and if the company and the shareholder agrees to the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and I if the company and the shareholder fails to agree to a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not to be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, such schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it is satisfied that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and we have complied with the statutory provisions as to majority vote;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a business-person would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits. Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our directors or officers usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes that have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (2) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or life the corporate veil).

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (1) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (2) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Introduction of Privacy Notice

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(a)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

(b)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(c)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. Our amended and restated articles of association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a general meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our amended and restated articles of association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a general meeting. Other than this right to requisition a general meeting, our current articles of association do not provide our shareholders other rights to put a proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution as a matter of Cayman Islands law (which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company).

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute in its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute

As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our amended and restated articles of association, our company may be wound up, liquidated or dissolved by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF PREFERENCE SHARES

The particular terms of each issue or series of preference shares will be described in the applicable prospectus supplement. This description will include, where applicable, a description of:

•	the title and nominal value of the preference shares;

•	the number of preference shares we are offering;

•	the liquidation preference per preference share, if any;

•	the issue price per preference share (or if applicable, the calculation formula of the issue price per preference share);

•	whether preferential subscription rights will be issued to existing shareholders;

•	the dividend rate per preference share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the relative ranking and preferences of the preference shares as to dividend rights (preferred dividend if any) and rights if we liquidate, dissolve or wind up the Company;

•	the procedures for any auction and remarketing, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preference shares on any securities exchange or market;

•	whether the preference shares will be convertible into our ordinary shares or preference shares of another category, and, if applicable, conditions of an automatic conversion into ordinary shares, if any, the conversion period, the conversion price, or how such price will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preference shares;

•	preemption rights, if any;

•	other restrictions on transfer, sale or assignment, if any;

•	a discussion of any material or special Cayman Islands or United States federal income tax considerations applicable to the preference shares;

•	any limitations on issuances of any class or series of preference shares ranking senior to or on a parity with the series of preference shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any rights attached to the preference shares regarding the corporate governance of our company, which may include, for example representation rights to the board of directors; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preference shares.

Our board of directors may cause us to issue from time to time, out of our authorized share capital (other than the authorized but unissued ordinary shares), series of preference shares in their absolute discretion and without approval of the shareholders; provided, however, before any preference shares of any such series are issued, our board of directors shall by resolution of directors determine, with respect to any series of preference shares, the terms and rights of that series.

When we issue preference shares under this prospectus and the applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any pre-emptive or similar rights.

The issuance of preference shares could adversely affect the voting power of holders of ordinary shares and reduce the likelihood that holders of ordinary shares will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our ordinary shares. The issuance of preference shares also could have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

We may issue warrants to purchase ordinary shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued and exercised;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Cayman Islands or United States federal income tax consequences;

•	the antidilution provisions of the warrants, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

We may issue subscription rights to purchase ordinary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the securities for which such subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each shareholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the ordinary shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any unit agreement under which the units will be issued;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

EXPENSES

We will incur a SEC registration fee of US$10,862.81, and will also incur printing costs, legal fees and expenses, accounting fees and expenses, and others in connection with the offering of securities. Expenses of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

LEGAL MATTERS

We are being represented by Cooley LLP with respect to certain legal matters of U.S. federal securities and New York State law. The validity of our ordinary shares and certain other matters of Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP. Certain legal matters as to PRC law will be passed upon for us by V&T Law Firm. Cooley LLP may rely upon Maples and Calder (Cayman) LLP with respect to matters governed by Cayman Islands law and V&T Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of March 31, 2021 and for the year ended March 31, 2021 incorporated in this prospectus by reference to our Annual Report on Form 20-F for the fiscal year ended March 31, 2021 have been so incorporated in reliance on the report of TPS Thayer, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of March 31, 2019 and for the year ended March 31, 2019 incorporated in this prospectus by reference to our Report on Form 6-K furnished to the SEC on September 13, 2021 have been so incorporated in reliance on the report of TPS Thayer, LLC, given on the authority of said firm as experts in auditing and accounting.

The registered business address of TPS Thayer, LLC is 1600 Hwy.6, Suite 100, Sugar Land, TX 77478.

The consolidated financial statements as of March 31, 2020 and for the year ended March 31, 2020 incorporated in this prospectus by reference to our Annual Report on Form 20-F for the fiscal year ended March 31, 2021 have been so incorporated in reliance on the report of Thayer O’Neal Company, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Thayer O’Neal Company, LLC is 101 Parklane Blvd., Suite 201, Sugar Land, TX77478.

ENFORCEMENT OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. We understand that the Cayman Islands Court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

PRC

We have been advised by our PRC counsel, V&T Law Firm, that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

V&T Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty and few other forms of reciprocity between China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments on civil cases as of the date of this prospectus. And according to the PRC Civil Procedures Law, PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law before a PRC court against a company for disputes relating to contracts or other property interests, and the PRC court may accept a cause of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if such foreign shareholders can establish sufficient nexus to China for a PRC court to have jurisdiction and meet other procedural requirements, including, among others, that the plaintiff must have a direct interest in the case and that there must be a concrete claim, a factual basis, and a cause for the case. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies.

However, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. Under the Exchange Act, we file annual reports on Form 20-F and other information with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in our home country, filed with and made public by any stock exchange on which we are listed or distributed by us to our shareholders. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus and any prospectus supplement are part of a registration statement on Form F-3 that we filed with the SEC and do not contain all of the information in the registration statement. You may inspect a copy of the registration statement through the SEC’s website, as provided above. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus and before the termination or completion of this offering will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

The documents we are incorporating by reference are:

•	our Reports on Form 6-K furnished to the SEC on January 31, 2022, February 24, 2022 and March 21, 2022;

•	our Report on Form 6-K furnished to the SEC on December 22, 2021, including exhibit 99.1 thereto;

•	our Report on Form 6-K furnished to the SEC on September 13, 2021, which contains the report of TPS Thayer, LLC dated September 13, 2021 relating to the consolidated financial statements of our company as of March 31, 2019 and for the year ended March 31, 2019;

•	our Annual Report on Form 20-F for the fiscal year ended March 31, 2021, filed with the SEC on July 20, 2021, excluding the report of BDO China Shu Lun Pan Certified Public Accountants LLP dated July 30, 2019 relating to the consolidated financial statements of our company as of March 31, 2018 and 2019 and for each of the two years in the period ended March 31, 2019;

•	our Reports on Form 6-K furnished to the SEC on December 6, 2021, August 16, 2021 and August 9, 2021; and

•	the description of our ordinary shares contained in our Registration Statement on Form 8-A filed with the SEC on July 1, 2020, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after (i) the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement (if they state that they are incorporated by reference into such registration statement) and (ii) the date of this prospectus prior to the termination of this offering (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Skillful Craftsman Education Technology Limited

Floor 4, Building 1, No. 311, Yanxin Road
Huishan District, Wuxi
Jiangsu Province, PRC 214000

+ (86) 0510-81805788

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

We are empowered by our Companies Act and our amended and restated articles of association to indemnify our directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits.

The following exhibits are filed with this registration statement or are incorporated herein by reference.

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement
4.1†	Registrant’s Specimen Certificate for Ordinary Shares
4.2*	Registrant’s Specimen Certificate for Preference Shares
4.3*	Form of Warrant Agreement (including Warrant Certificate)
4.4*	Form of Subscription Right Agreement (including form of Right Certificate)
4.5*	Form of Unit Agreement (including form of Unit Certificate)
5.1†	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the securities being registered and certain Cayman Islands legal matters
8.1†	Opinion of Maples and Calder (Cayman) LLP regarding certain Cayman Islands legal matters (included in Exhibit 5.1)
8.2†	Opinion of V&T Law Firm regarding certain PRC legal matters
23.1	Consent of TPS Thayer, LLC, an independent registered public accounting firm
23.2	Consent of Thayer O’Neal Company, LLC
23.3†	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)
23.4†	Consent of V&T Law Firm (included in Exhibit 8.2)
24.1†	Powers of Attorney (included on the signature page of this registration statement).
107†	Filing Fee Table

*	To be subsequently filed, if applicable, by an amendment to this registration statement or by a Report on Form 6-K and incorporated herein by reference.

†	Previously filed

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Item 10. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(6)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wuxi, Jiangsu, People's Republic of China, on June 10, 2022.

Skillful Craftsman Education Technology Limited

By:	/s/ Xiaofeng Gao
Name:	Xiaofeng Gao
Title:	Chairman of the Board of Directors and Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Xiaofeng Gao		Chairman of the Board of Directors and Co-
Xiaofeng Gao		Chief Executive Officer (principal executive officer)	June 10, 2022

/s/ Bin Fu		Director and Co-Chief Executive Officer
Bin Fu			June 10, 2022

/s/ Dawei Chen		Chief Financial Officer
Dawei Chen		(principal financial and accounting officer)	June 10, 2022

*
Huiqing Ye		Director	June 10, 2022

*
Steven Yuan Ning Sim		Director	June 10, 2022

*
Shaowei Zhang		Director	June 10, 2022

*By:	/s/ Xiaofeng Gao		June 10, 2022
Xiaofeng Gao
Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Skillful Craftsman Education Technology Limited, has signed this registration statement in Newark, Delaware on June 10, 2022.

Authorized U.S. Representative

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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